PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 1 of 121 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................37 [210000] Statement of financial position, current/non-current.....................................................................................38 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................40 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................41 [520000] Statement of cash flows, indirect method ......................................................................................................43 [610000] Statement of changes in equity - Accumulated Current ..............................................................................45 [610000] Statement of changes in equity - Accumulated Previous ............................................................................48 [700000] Informative data about the Statement of financial position .........................................................................51 [700002] Informative data about the Income statement...............................................................................................52 [700003] Informative data - Income statement for 12 months.....................................................................................53 [800001] Breakdown of credits ........................................................................................................................................54 [800003] Annex - Monetary foreign currency position..................................................................................................58 [800005] Annex - Distribution of income by product .....................................................................................................59 [800007] Annex - Financial derivate instruments ..........................................................................................................60 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................71 [800200] Notes - Analysis of income and expense.......................................................................................................75 [800500] Notes - List of notes ..........................................................................................................................................76 [800600] Notes - List of accounting policies ..................................................................................................................77 [813000] Notes - Interim financial reporting ...................................................................................................................78 Exhibit 1

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 2 of 121 [105000] Management commentary Management commentary [text block] In addition to this document, the Company publishes a report disclosing its preliminary financial and operating results as of June 30, 2025. Readers are encouraged to review this report alongside the present document. The report is accompanied by a series of exhibits, as well as the stenographic transcript of the Company’s earnings conference call held on July 28, 2025. All materials — including the report, exhibits, transcript, and other relevant documents — are available for download at www.pemex.com/en/investors. Information Summary Second Quarter 2025 During the second quarter of 2025 (2Q25), Petróleos Mexicanos (PEMEX) reaffirmed its commitment to operational efficiency, financial sustainability, and value creation for Mexico. In a challenging environment, the company maintained a strategic management approach focused on strengthening liquidity, optimizing production processes, and consolidating its role as a State- Owned Enterprise. In the reporting period, PEMEX recorded a net income of Ps. 59.5 billion. This result was driven by the following factors: total revenue from sales and services of Ps.391.6 billion, supported by stable production levels of liquid hydrocarbons and natural gas, and growing output of petroleum products; a 15.6% reduction in cost of sales; foreign exchange gains from peso-dollar variation; the newly authorized fiscal regime; efficient use of financial resources; and improved performance in derivative financial instruments. This result contrasts with the Ps.273.3 billion loss recorded in the second quarter of 2024 (2Q24). EBITDA stood at Ps. 76.0 billion, a 33.9% increase compared to the same period last year. As of June 30, 2025, financial debt remained stable at U.S.$98.8 billion, compared to December 31, 2024. Supplier payments remained consistent throughout the year. In terms of operational results, average liquid hydrocarbons production, including partner output, was 1,631 thousand barrels per day (Mbd), representing an 8.6% decrease compared to 2Q24, but a 1% increase over the first quarter of 2025 (1Q25). Natural gas production averaged 3,592 million cubic feet per day (MMcfd), a 3.7% decrease year-over-year, but a 2.6% increase compared to 1Q25. Crude oil processing reached 987 Mbd, a 10.9% increase over 2Q24 and 5.4% higher than in 1Q25, driven by the continued operation of the National Refining System and the activation of two trains at the Olmeca refinery. Petroleum product output reached 1,034 Mbd, with a high-value distillate yield of 64.4%, reflecting continued improvements in refining efficiency. At the institutional level, PEMEX is advancing in its reorganization as a State-Owned Enterprise, through the implementation of new legal and regulatory frameworks aimed at improving operational efficiency, eliminating redundancies, and strengthening the value chain. In parallel, the Ministry of Finance is carrying out a financial operation involving the issuance of pre-capitalized notes, aimed at improving liquidity and reducing the company’s financial costs.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

From an environmental perspective, carbon dioxide equivalent emissions totaled 17.5 million tons (MtCO2e). The commissioning of new infrastructure in Exploration and Production enabled an 8% reduction in emissions from this business line compared to the same period last year.

The accumulated accident frequency rate for PEMEX personnel, stood at 0.29 incidents per million man-hours worked with exposure to risk, a 17% decrease compared to the 0.35 rate recorded in 2Q24.

Additionally, during the quarter, Ps. 1,606 billion was invested in social programs, reaffirming the company's commitment to sustainable development and community well-being.

PEMEX continues to adapt responsibly and intelligently to the challenges of the global energy landscape, consolidating its role as a strategic pillar for Mexico's economic and social development.

Main Results	2Q24	2Q25	Variation	
Operative (Mbd)			%	
Liquids production (Mbd)	1,784	1,631	(8.6)	(153)
Crude Oil Processing (Mbd)	890	987	10.9	97
Financial (Ps. million)				
Operating income (loss)	(11,352)	(11,100)	2.2	252
Net Income (loss)	(273,329)	59,516	121.8	332,846
EBITDA	56,707	75,959	33.9	19,251

Disclosure of nature of business [text block]

Petróleos Mexicanos, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas State-Owned Company of the United Mexican States. Petróleos Mexicanos is a State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law on the State-Owned Company, Petróleos Mexicanos.

Disclosure of management's objectives and its strategies for meeting those objectives [text block]

Petróleos Mexicanos is Mexico's state-owned oil and gas company, whose goal is to compete in an open market while maintaining a leadership position in the energy sector. The company aims to generate economic value across all its business lines, including the exploration and extraction of hydrocarbons both domestically and internationally, as well as the refining, transformation, processing, and commercialization of hydrocarbons and their derivatives.

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 4 of 121 Disclosure of entity's most significant resources, risks and relationships [text block] When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future, and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During the first six-month period ended June 30, 2025, we received support from the Mexican Government to strengthen our financial condition, such additional support may not be available in upcoming years. As of June 30, 2025, our total indebtedness, including accrued interest, was Ps. 1,866.4 billion (U.S.$ 98.8 billion), in nominal terms, which represented a 5.7% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,978.8 billion as of December 31, 2024. As of June 30, 2025, 51.3% of our existing debt, or Ps. 957.4 billion (U.S.$ 50.7 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 320.1 billion (U.S.$ 16.9 billion) scheduled to mature in 2025. Our working capital deteriorated from a negative working capital of Ps. 768.0 billion (U.S.$ 37.9 billion) as of December 31, 2024, to a negative working capital of Ps. 754.9 billion (U.S.$ 40.0 billion) as of June 30, 2025. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During the first six-month period ended June 30, 2025, we received Ps.94.5 billion (U.S.$ 5.0 billion) in capital contributions from the Mexican Government to improve our financial position. These contributions represented an important source for the payment of our debt during the first six-month period ended June 30,2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 5 of 121 If we were unable to obtain financing on favorable terms, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if support from the Mexican Government were to be discontinued or reduced. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2024, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of June 30, 2025, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of the first six-month period ended June 30, 2025 do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including further increases in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 6 of 121 amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Should this trend continue, we could face greater financial limitations that would affect our ability to meet our debt obligations and maintain our long-term sustainability. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, natural gas and petroleum products prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and extraction of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) trading activity in oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. During the first six-month period ended June 30, 2025 and 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $62.89 per barrel, and U.S. $71.67, respectively. As of the date of this report, prices of crude oil remain highly volatile as a result of geopolitical uncertainty. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to an increase, or the threat of an increase, in military or paramilitary activities such as the ongoing war in Ukraine and the conflict between Israel, Hamas, Hezbollah and Iran in the Middle East, disruptions in critical supply routes such as disruptions on operations in the Red Sea and the Suez Canal, and the effects of international sanctions and trade restrictions that reduce crude oil supply in global markets. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and refined products prices resulting from these conflicts may not persist and could be reversed by factors beyond our control, including geopolitical events.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 7 of 121 Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and demand the redesign of routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in: pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. These acts include the illegal “tapping” of our pipelines and the illegal trade of fuels that we produce. Such criminal activity has led to fires, explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could significant adversely affect our business, results of operations and financial condition. Our operations rely on information technology and operational systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly, and could be and have been targeted at our operations or information technology systems. These attacks seek to exploit vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If the integrity of our information technology and operational systems were to be materially compromised due to a cyber-attack or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be lost or stolen. If such information security failures occur, we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 8 of 121 loss of trust, (v) decreased revenues and financial losses, theft or alteration of information, depending on the severity of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2024, our total proven reserves had a decrease of 29.8 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024. Based on these numbers, our reserve replacement ratio (“RRR”) in 2024 was 96.6%, a decrease as compared to a RRR of 103.2% in 2023. Our proven reserves decreased from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023 to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production decreased by 6.1% in 2024, mainly due to the natural decline of some of our main fields such as: Zaap, Quesqui, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate—such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies and climate action— may result in the recognition of impairment charges in certain of our assets. Due to variations in the price of crude oil and in discount rates, among other factors, we have performed impairment tests on our non- financial assets (other than inventories and deferred taxes) at the end of each quarter. As of June 30, 2025 and 2024 we recognized an impairment charge in the amount of Ps. 40.6 billion and Ps. 17.5 billion, respectively. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition. Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley del Sector de Hidrocarburos (the “Hydrocarbons Sector Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. We are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Sector Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 9 of 121 effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Sector Law, could have an adverse impact in our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel. We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances and other joint arrangements, which may not always perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long- term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Sector Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances contracts, our partners may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances and other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 10 of 121 Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could restrict access to financial markets and increase our cost of financing. See “— Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (2025 Petróleos Mexicanos Law), we were transformed from a productive state-owned company to a state-owned public company on November 1, 2024. The 2025 Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below. The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 11 of 121 If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.94.5 billion (U.S.$5.0 billion) as of the six-month period ended June 30, 2025 to strengthen our financial condition. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the six- month period ended June 30, 2025, our total taxes and duties were Ps. 107.6 billion, representing 13.7% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions, such as tax credits related to the Derecho por la Utilidad Compartida (Profit-Sharing Duty or “DUC”) or temporary suspensions of the collection thereof, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “Federal Revenue Law”) was published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”). The Federal Revenue Law introduced changes to our fiscal regime and the Mexican Government may implement further changes in the future. See “Risk Factors Related to our Relationship with the Mexican Government” — “Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner. The Federal Revenue Law introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. Effective January 1, 2025, the Mexican Government consolidated the Profit-Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the U.S. Securities and Exchange Commission (SEC. This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 12 of 121 and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves depends on the quality and reliability of available data, expert interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ significantly from the ultimately extract and recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 13 of 121 On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the CRE were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body — the National Energy Commission — was created within the Ministry of Energy to assume the regulatory responsibilities previously held by the CRE and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and CRE prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact our ability to prepare our condensed consolidated interim financial statements not audited in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “Risk Factors Related to Mexico” — “The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results” below. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to lower oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 14 of 121 In addition, we have entered into strategic alliances and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time to time imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls in the domestic market in the future. The imposition of such price controls would adversely affect our results of operations Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Such events could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, financial condition and ability to service our debt. See “Risk Factors — Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence of additional support from the Mexican Government. A deterioration in international financial or economic conditions, whether due to a slowdown in growth or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Federal elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of commercial and economic interdependence between the two countries.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 15 of 121 Accordingly, political developments in the United States, including changes in American administrations and U.S. government policies, can influence the exchange rate between the U.S. dollar and the Mexican peso and adversely affect economic conditions in Mexico. In addition, given that the Mexican economy is heavily influenced by the U.S. economy, policies that are unfavorable to Mexico or a deterioration in U.S.-Mexico relations may adversely affect Mexico’s economy. We cannot provide any assurances that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Changes in global trade policy could adversely the Mexican economy and, in turn, our operations and financial condition. During the first six-month period ended June 30, 2025, our export sales to the United States amounted to Ps. 215.4 billion, which represented 27.4% of our total revenues and 73.0% of our export sales for the year. With limited exceptions, exports of petrochemical products from Mexico to the United States have been free or exempt from tariffs since 2003 under the North American Free Trade Agreement and the United States-Mexico-Canada Agreement (the “USMCA”) that replaced it on July 1, 2020. While petrochemical exports from Mexico to the United States remain exempt from tariffs under the USMCA, any shift in trade relations among Mexico, the United States and Canada resulting from the implementation of tariffs or the renegotiation of the USMCA could require us to renegotiate our contracts or lose business, which could in turn result in a material adverse impact on our business and results of operations. In recent months, the U.S. government has indicated its intent to alter its approach to international trade policy and, in some cases, to renegotiate or potentially terminate certain existing trade agreements. In addition, the U.S. government recently imposed tariffs on certain goods, including steel and aluminum, announced new baseline tariffs applicable to all of its trading partners and has indicated a willingness to impose tariffs on other products, including raising tariffs on all imports from Mexico. In response, Mexico has threatened, but not yet enacted, retaliatory tariffs on certain U.S. products. Disruptions to global trade, the introduction of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial condition, results of operations and ability to repay our debt. The macroeconomic environment in which we operate is beyond our control and may become less favorable in the future. There can be no assurances that the USMCA will not be renegotiated, nor that U.S.-Mexico trade relations will not deteriorate and result in the imposition of trade barriers on the products that we produce and sell. A trade dispute between the United States and Mexico may have negative effects on the Mexican economy, exchange rates, inflation and economic prospects, which may in turn negatively affect our business and results of operations. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. The development of an illicit fuel market in Mexico has led to heightened theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. Criminal activities, along with the associated damage to human life and property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our business continuity, financial condition and results of operations.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 16 of 121 Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento de Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024 and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations, financial condition and Pemex’s ability to meet its obligations. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations apply to our operations in Mexico and certain of our assets in the United States. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. Failure to comply could lead to substantial fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires and droughts, extreme weather conditions as well as long-term hazards such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 17 of 121 increase operational and maintenance costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition and limit our ability to invest in strategic projects. Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce emissions and adapt to climate change, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures may boost a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and reduce our ability to contract with third parties or obtain financing in favorable terms. In addition, global decarbonization could negatively impact our business due to technological changes, such as the proliferation of cheaper renewables, making oil-based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and potential market disruptions, such as sharp drops in hydrocarbon product prices. All of these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance and negatively affect its reputation. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. While U.S. regulators have in past years called for increased ESG disclosure, it is expected that federal ESG-related regulations under the current U.S. presidential administration will deprioritize disclosure or mandate the abandonment of ESG programs, while regulations at the state level will vary. For fiscal year 2025, we have to file with the Bolsa Mexicana de Valores, S. A. B. de C. V. (Mexican Stock Exchange) an ESG report in accordance with IFRS S1 and IFRS S2. Failure to adapt to or comply with regulatory requirements or evolving investor or stakeholder expectations and standards for ESG practices may harm our reputation and ability to access capital, which may, in turn, have an adverse impact on our results of operation and financial condition. Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 18 of 121 Valores, S.A.B. de C.V. (Mexican Stock Exchange). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators CNBV and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and were allocated in accordance to the company’s. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office. Disclosure of results of operations and prospects [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Operating Summary

Hydrocarbons Production

During 2Q25, liquid hydrocarbons production, including partner volumes, averaged 1,638 thousand barrels per day (Mbd), representing a decrease of 153 Mbd (-8.6%) versus the same period in 2024. This reduction is attributable to the natural decline of offshore and onshore fields, delays in completing high-complexity wells, lower initial rates at Xanab, and equipment obsolescence in Ayatsil.

Hydrocarbon gas production averaged 3,592 million cubic feet per day (MMcfd), a decrease of 139 MMcfd (-3.7%) compared to the same period in 2024. Associated gas declined by 144 MMcfd (-7.9%) due to depletion at the Onel, Maloob, Zaap, and Tupilco Profundo fields, as well as the shutdown of cyclic wells in the Northeast Marine Region.

Crude oil processing and petroleum production

Crude oil processing averaged 987 Mbd, a 10.9% increase compared to the same quarter in 2024. This increase is primarily due to the sustained operational performance of NRS, further enhanced by the commissioning of two processing trains at the Olmeca refinery.

Similarly, petroleum product output rose by 12.2% to reach 1,034 Mbd, of which 61.5% were high-value distillates (gasoline, diesel, and jet fuel).

Gas processing and production

Wet gas processing averaged 2,011 MMcfd, a 12.8% decrease due to lower availability of wet gas in the Southeastern and Northern production regions.

Dry gas production averaged 1,615 MMcfd, representing a decrease of 172 MMcfd, equivalent to an 11.8% reduction.

Upstream	2Q 24	2Q 25	Variation	
Total hydrocarbons (MMboed)	2,517	2,341	-7.0%	(177)
Liquid hydrocarbons (Mbd)	1,793	1,638	-8.6%	(154)
Crude oil production	1,784	1,631	-8.6%	(153)
PEMEX's production	1,775	1,621	-8.7%	(154)
Business Partners' production	9	10	12.3%	1
Condensates	9	7	-17.2%	(2)
Natural gas (MMcfd)[1]	4,531	4,531	0.0%	0

Downstream	2Q 24	2Q 25	Variation	
Crude Oil Processing (Mbd)	890	987	10.9%	97
Dry gas from plants (MMcfd)	1,831	1,615	-11.8%	(215)
Natural gas liquids (Mbd)	146	117	-19.9%	(29)
Petroleum products (Mbd)	921	1,034	12.2%	112
Petrochemical products (Mt)	245	303	23.7%	58
Variable Refining Margin (U.S. $/b)	0.84	4.40	424.4%	3.56

EXPLORATION AND EXTRACTION 2Q25

Crude oil Production

Maintaining base production and incorporating new output are key factors for meeting production targets and ensuring the company's viability. In this context, well interventions represent a highly relevant activity.

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 20 of 121 Given that the main reservoirs are in a mature stage of development, the strategy to sustain base production has continued through the execution of minor repairs and well stimulations. During the second quarter of 2025, 350 minor repairs and 248 stimulations were carried out. Drilling and well completions, along with major repairs, aim to incorporate incremental production. In this regard, 13 well completions and 45 major repairs were executed during the second quarter of 2025. As a result, crude oil production —including that from partners— averaged 1,631 thousand barrels per day (Mbd) in the second quarter of 2025, representing a decrease of 153 Mbd, or 8.6%, compared to the same period in 2024. This decline is explained by the natural depletion of the offshore fields Maloob and Zaap, as well as the onshore fields Quesqui and Tupilco Profundo; extended completion times for highly complex wells (in terms of depth, pressure, and temperature); lower initial production rates from wells in the Xanab field; and the end of the service life of electric submersible pumping equipment in the Ayatsil field. Additionally, operational factors played a role, such as delays in the installation of offshore infrastructure in the Xanab field and the backpressure reduction plant in the Quesqui field; the suspension of critical services, including processing vessels and gas supply for gas lift operations in the Yaxché field; and atypical weather conditions that disrupted offshore operations. Regarding the quality of the produced liquids, light hydrocarbons accounted for 50% of total production, driven by the incorporation of new gas and condensate fields. Finally, it is worth noting that 64% of production came from shallow-water fields, while the remaining 36% came from onshore fields. Natural Gas Production During the second quarter of 2025, hydrocarbon gas production recorded a decrease of 139 million cubic feet per day (MMcfd) compared to the same period in 2024, reaching an average volume of 3,592 MMcfd. This 3.7% reduction is due to the same factors previously mentioned for the decline in liquid hydrocarbons production. In particular, associated gas production decreased by 144 MMcfd, representing a negative variation of 7.9% compared to the second quarter of 2024. This reduction is mainly attributed to the natural decline of the Onel, Maloob, Zaap, and Tupilco Profundo fields, as well as the shutdown of cyclic wells in the Northeast Marine Region. On the other hand, non-associated gas production showed a slight increase of 5 MMcfd, equivalent to a positive variation of 0.2% compared to the same period of the previous year. In terms of origin, 34.8% of hydrocarbon gas production came from shallow-water fields, while the remaining 65.2% came from onshore fields. Gas Utilization During 2Q25, a gas utilization rate of 93.7% was achieved, representing a decrease of 1.7 percentage points compared to the same period in 2024. This reduction is mainly explained by events in two operational regions:  Northern Region: Delays were recorded in stabilizing gas transmission through the 20” pipeline from the Perdiz Separation Battery to the Matapionche Separation Battery, infrastructure that entered into operation on January 7,

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

2025. Additionally, the Papán Sour Wet Gas Conditioning Plant experienced power supply failures, and CENAGAS conducted pigging operations at the Perdiz Battery.

- **Southwest Marine Region:** Rejections of Sour Wet Gas (SWG) occurred by the downstream due to processing equipment failures at the plants, as well as by the PLOG, following a vandalism incident on the L-2 pipeline.

Infrastructure

During 2Q25, 13 development wells were completed, 24 fewer than in the same period of 2024.

Regarding exploratory wells, four wells were completed in the second quarter of 2025, one less than in the same period of 2024.

Exploratory Discoveries

During 2Q25, four exploratory wells were completed. Of these, three were deemed productive, representing a geological success rate of 60%.

Key Discoveries from April 1 to June 30, 2025								
Asset	Well	Geological Age	Initial Production (bpd)	Water Depth (m)	Hydrocarbon Type	Completion Date	Completion Type	Remarks
Exploration Asset – Southern Onshore (AETS)	Popte -1A	Cretaceous	1,256	N/A	Super light oil	April 28, 2025	2Q25	The Popte-1AEXP well is currently in the testing phase, producing 47° API super light oil. Preliminary reserves are estimated at 10 MMboe.
Exploration Asset – Southern Onshore (AETS)	Iklum-1A	Middle-Lower Cretaceous	Under evaluation	N/A	Gas and condensate	Under evaluation	2Q25	The Iklum-1AEXP well is currently in the testing phase, producing gas and 45° API condensate. Preliminary reserves are estimated between 70–90 MMboe.

INDUSTRIAL PROCESSES 2Q25

Crude Oil Processing

In the second quarter of 2025, crude oil processing in the National Refining System (NRS) averaged 987 Mbd, a 97 Mbd increase (10.9%) compared to the same quarter in 2024. This increase is primarily due to the sustained operational performance of NRS, further enhanced by the commissioning of two processing trains at the Olmeca refinery.

The NRS's installed atmospheric distillation capacity - excluding the Olmeca refinery - is 1,640 Mbd. Based on this figure, the average utilization rate of the NRS's primary distillation capacity was 53.5%, 2.1 percentage points lower than in the second quarter of 2024.

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 22 of 121 Petroleum Products Production In the second quarter of 2025, petroleum product output averaged 1,034 Mbd, a 112 Mbd increase (12.2%) compared to the same period in 2024. The production basket included 383 Mbd of gasoline, 210 Mbd of diesel, 43 Mbd of jet fuel, and 398 Mbd of other petroleum products and LPG. In this regard, the yield of gasoline, diesel, and jet fuel increased by 7 percentage points compared to the same period in 2024, rising from 57.4% to 64.4%, as a result of improved reliability of processing plants due to the rehabilitation program of the NRS. Variable Refining Margin In the second quarter of the year, the variable refining margin of the NRS averaged 4.40 dollars per barrel (U.S. $/b), which is 3.56 U.S. $/b higher than the value recorded in the same quarter of 2024. This variation is explained by lower crude oil prices and higher distillate production within at the SNR. PEMEX Service Stations As of June 30, 2025, a total of 7,338 service stations were operating under the PEMEX Franchise, representing a 1% increase compared to the same date in 2024. Of these, 7,293 stations are operated by third parties, while 45 are owned by PEMEX’s Industrial Processes business unit and serve as self-consumption stations. Additionally, 1,159 service stations were operating under a brand sublicensing scheme, and 6,105 stations operated under non-PEMEX brands, supplied either by PEMEX or through direct imports. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Pemex Industrial Transformation. As of June 30, 2025, the amount of operations held is Ps. 16.3 billion and the balance receivable is Ps. 10.9 billion. Natural Gas Processing and Production During the second quarter of 2025, wet gas processing averaged 2,011 MMcfd, a 295 MMcfd decrease as compared to the same period in 2024, due to lower availability of wet gas in the Southeastern and Northern production regions. Dry gas production averaged 1,615 MMcfd, which is 215 MMcfd less than in the first quarter of 2024. This decline is mainly attributed to lower gas production at the Nuevo Pemex, La Venta, and Burgos gas processing complexes. Similarly, natural gas liquids production decreased by 29 Mbd, reaching 117 Mbd, mainly due to lower output at the Nuevo Pemex gas processing complex. Meanwhile, condensate processing averaged 8.6 Mbd, a decrease of 1.6 Mbd, due to lower receipts of both sour and sweet condensates. Petrochemicals Production In the second quarter of 2025, petrochemical production reached 303 thousand tons (Mt), representing a 23.7% increase compared to the same period in 2024. This increase was mainly due to:  higher production of methane derivatives, with a notable increase of 30 Mt (101.3%) in ammonia production and 7.4 Mt in carbon dioxide, thanks to the continuous operation of the Ammonia VI plant at the Cosoleacaque petrochemical complex;

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 23 of 121  sulfur production, increased by 56.3% (18 Mt), driven by greater contributions from refineries, particularly the Olmeca Refinery in June 2025;  a 33.5% decrease (5 Mt) in the production of aromatics and derivatives, mainly due to a power supply failure at the Cangrejera petrochemical complex; and  a 25.5% reduction (5.2 Mt) in ethane derivatives, primarily due to lower production of low-density polyethylene at Cangrejera and ethylene oxide at the Morelos complex. Environmental, Social & Governance Criteria Environmental Carbon Dioxide Equivalent Emissions During the second quarter of 2025, carbon dioxide equivalent (CO2e) emissions totaled 17.5 million metric tons (MMt), representing a 20.7% increase compared to the same period in 2024. Temporary failures in the steam supply for cogeneration processes at a gas processing complex led to extraordinary gas flaring events. Efforts are underway to normalize this process. Conversely, the commissioning of new liquid handling and gas transportation infrastructure in Exploration and Production enabled an 8% reduction in emissions for this business segment during the quarter compared to the same period last year. Methane Emissions Consistently, methane emissions reached 211 thousand tons (Mt), a 42.5% increase compared to the same period in 2024. This increase is mainly due to incomplete methane combustion in flare burners, as the temporary increase in gas flaring during processing had a considerable impact on this indicator. Sulfur Oxide Emissions In the second quarter of 2025, sulfur oxide (SO?) emissions totaled 304 Mt, a 10.5% decrease compared to the same period last year. In refining, sulfur recovery system availability improved due to maintenance activities, while in gas processing, systems continue to operate intermittently, though rehabilitation efforts are progressing. The reduced volume of gas flared in Exploration and Production also continues to lower sulfur emissions. Water Reuse In the second quarter of 2025, water reuse totaled 9.33 million cubic meters (MMm³), a slight decrease of 0.4% compared to the same period in 2024. This variation was primarily due to a reduction in the purchase of treated water from the COMAPA utility, which was partially offset by treated water supplied by the wastewater treatment plant (WWTP) at the Madero Refinery. At the Cadereyta Refinery, treated water output from its WWTP declined due to the lack of comprehensive rehabilitation across its treatment stages. Water reused as a proportion of total consumption also decreased by 8.6% y-o-y. This decline is mainly attributed to the inclusion of water usage data from the Olmeca Refinery starting in January. However, the facility has not yet activated its water reuse systems. Once the refinery completes its stabilization phase, the necessary equipment is expected to be commissioned to enable water reuse operations. Energy Consumption During the second quarter of 2025, energy consumption totaled 117.9 petajoules (PJ), representing a 5.1% decrease compared to the same quarter in 2024. This reduction was mainly due to a 4% decline in crude oil processing.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 24 of 121 Initiatives for Atmospheric Emissions Reduction and Climate Change Adaptation  Emissions Trading System Work centers participating in the pilot phase of the Emissions Trading System completed the corresponding verification of their emissions inventories. Operational rules for the system are expected to be published this year, in alignment with Mexico’s updated Nationally Determined Contribution (NDC).  Greenhouse Gas (GHG) Emissions While emissions in the National Refining System have remained relatively stable, an increase was recorded in gas processing complexes during the second quarter of 2025, due to failures in the gas supply from the cogeneration system at one of these facilities. Efforts are currently underway to normalize the affected production processes. Conversely, in the Exploration and Production segment, the implementation of the associated gas utilization strategy continues, allowing this business line to maintain its downward trend in GHG emissions.  Gas Use By the end of the second quarter of 2025, progress was made in the execution of projects aimed at strengthening infrastructure for gas handling and utilization in Exploration and Production. Key actions included the reactivation of boosters, compressor overhauls, and the commissioning of new infrastructure for liquid handling and gas transportation. These efforts have helped resume the downward trend in greenhouse gas emissions this quarter.  Methane Emissions Programs for methane leak detection and repair continued in both offshore and onshore facilities in southeastern Mexico. PEMEX has reactivated its collaboration with the World Bank to identify and finance economically viable projects aimed at reducing methane emissions. As part of this collaboration, technical meetings and field visits were carried out at facilities in the southeast. Additionally, PEMEX formalized its commitment to the international initiative “Zero Routine Flaring by 2030,” pledging to eliminate routine gas flaring by the end of the decade.  Climate Change Adaptation Climate risk analyses continue to be developed for various strategic facilities, including the Matapionche, Arenque, Burgos, Ciudad Pemex, and Poza Rica Gas Processing Centers (CPGs); the Cangrejera Petrochemical Complex (CPQ); and the refineries of Salamanca, Minatitlán, Tula, and Cadereyta.  Follow-up on the Critical Risk Management Program As of the second quarter of 2025, out of a total inventory of 240 environmental risks, 65 have been addressed, 62 are in the process of being addressed, 4 are in the contracting phase, 63 have a work program scheduled for the following years, and 46 are pending program assignment.Among the Priority 1 risks, 17 have been addressed, 17 are in progress, and 4 are pending program assignment. A total investment of Ps. 15.46 billion has been estimated for the management of the environmental risk inventory, which will contribute to mitigating impacts on soil, water, and air. Social Occupational Health and Industrial Safety PEMEX maintains its focus on comprehensive risk management by strengthening its occupational health and industrial safety systems. The strategy is centered on the identification, assessment, and mitigation of critical risks, prioritizing incident

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 25 of 121 prevention and the protection of strategic assets. These actions reflect the company’s commitment to safe operations, operational continuity, and the preservation of human capital. Frequency Index[2] The frequency index for PEMEX personnel accumulated through the second quarter of 2025 stood at 0.29 accidents per million man-hours worked with risk exposure, a figure 17% lower than the 0.35 recorded in the same period of the previous year. The distribution of workplace incidents within PEMEX during the period was as follows: i) Exploration and Extraction with 8 injured workers; ii) Industrial Processes with 5 injured workers and 1 fatality; iii) PEMEX Administration and Services with 6 injured workers; iv) PEMEX Logistics and Strategic Safeguarding with 3 injured workers; and v) Energy Transformation with 1 injured worker. Severity Index[3] The severity index for PEMEX personnel accumulated through the second quarter of 2025 was 14 lost days per million man- hours worked with risk exposure, representing a 33% decrease compared to the 21 lost days recorded in the previous year. In all moderate and serious incidents, Petróleos Mexicanos conducts a root cause analysis to identify the underlying causes and define corrective actions to prevent recurrence. In the case of very serious incidents, the analyses have been carried out by independent national or international investigators, ensuring full transparency and helping to strengthen the PEMEX SSPA System and accountability to stakeholders. Safety Initiatives During the second quarter of 2025, various actions were carried out in the areas of Safety, Occupational Health, and Environmental Protection (SSPA):  Commemoration of the 2025 World Day for Safety and Health at Work: On May 7 and 8, seven relevant presentations were held with the participation of international experts (IOGP, Deer Park, Harbour Energy, Perenco, and Woodside Energy) and Pemex personnel.  SSPA Performance Audits: • One second-party audit conducted at the Ductos Victoria Sector (16 non-conformities). • Two follow-up audits: • AP Cantarell: 6 non-conformities resolved; 13 remain pending. • Minatitlán Refinery: 13 non-conformities resolved; 10 remain pending.  2025 Inspection Unit Program: • Three compliance assessments of NOM-020-STPS-2011 (pressure vessels) at CP Morelos, Salina Cruz Refinery, and Ciudad Pemex Gas Processing Center (CPG). • Simulation of NOM-035-STPS-2018 with accredited verifiers. • Three NOM-020-STPS-2011 workshops were held (Olmeca Refinery, Ductos Madero, Ductos Monterrey) and advisory support at Toluca Terminal.  Critical Event Management: • Participation in the Root Cause Analysis (RCA) of the fatality that occurred on May 9 at Minatitlán Refinery. • Dissemination of the corresponding safety alert.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

- Submission of the RCA for the CP-Akal-B accident to the legal department.
- Delivery of evidence addressing the recommendations from the RCAs of Teotleco 101DL and Akal-B.
- Response to SENER's requirements regarding the Akal-B RCA.

- **Inventory of Safety and Reliability Risks**

As of the second quarter of 2025, out of a total inventory of 865 industrial safety risks, 740 have been addressed. The remaining 125 risks have a program in place for their definitive resolution.
Currently, risks identified in different years are being addressed simultaneously.

A total investment of Ps. 23.3 billion is estimated for the resolution of this inventory.

Social Responsibility

During 2Q25, PEMEX delivered 55 Programs, Works and/or Actions (PROAs) and 65 donations as part of its social responsibility strategy, reaffirming its commitment to the well-being of the communities in which it operates. These actions represent not only a tangible response to local needs, but also an ongoing exercise in shared responsibility and the creation of shared social value.

The implementation of these PROAs involved a total investment of Ps. 1.6 billion, aimed at generating positive impacts in priority sectors such as health, basic infrastructure, education, safety, environmental protection, institutional strengthening, and community cohesion. Each intervention was designed based on territorial diagnostics and dialogue processes with local authorities and community representatives, ensuring relevance and effectiveness.

State	Donations		Programs, Works, and Actions (PROAs)		Investment 2Q25 (Ps. million)
	Number	Ps. million	Number	Ps. Million	
Baja California	1	4	-	-	4
Baja California Sur	2	8	-	-	8
Campeche	1	405	-	-	405
Chiapas	1	85	2	22	106
Colima	1	12	-	-	12
Durango	1	11	-	-	11
Guanajuato	4	24	7	13	37
Hidalgo	8	101	1	13	113
México	7	29	-	-	29
Morelos	1	2		-	2
Nayarit	1	5		-	5
Nuevo León	3	55	2	5	60
Oaxaca	5	18	6	21	39
Puebla	7	90	-	-	90
Querétaro	2	4	-	-	4
San Luis Potosí	1	17		-	17
Tabasco	3	61	30	136	197
Tamaulipas	9	162	3	13	175
Tlaxcala	2	10	-	-	10
Veracruz	3	232	4	17	249
Yucatán	2	34	-	-	34
Total	**65**	**1,367**	**54**	**239**	**1,606**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025


Spending by strategic axis
0.6%
2.2%
0.6%
3.6%
7.9%
85.1%
Public Security and Civil Protection
Health
Donations
Environmental Protection
Infrastructure
Education and Sports

In this way, PEMEX not only strengthens its ties with communities, but also contributes to fostering harmonious coexistence and equitable development in the areas where it carries out its operations. Every peso invested in these projects represents a commitment to local transformation, to acknowledging the realities of each territory, and to a sustained commitment to the country.

In the second quarter of 2025, PEMEX carried out several high-impact initiatives. Below are some of the most relevant Operational Improvement Programs (PROAs) implemented during this period:

Strategic Axis	PROAs
Education (SDG 4)	PEMEX strengthened educational infrastructure in oil-producing communities in Tabasco, Guanajuato, and Oaxaca: new classrooms, furniture, restrooms, technology, and dignified learning spaces from primary to upper secondary education.
Community and Public Spaces (SDG 11.7)	Community and recreational spaces were restored in Tabasco, Nuevo León, Veracruz, and Oaxaca: playgrounds, parks, sports fields, auditoriums, and multipurpose halls.
Health (SDGs 3.4 & 3.8)	Through mobile medical units, free healthcare services were provided in rural communities. A total of 595 mammograms were performed, and care was delivered in areas that previously lacked medical services.
Basic Public Services (SDG 11.1)	Support was provided to local governments with ambulances, garbage collection trucks, LED streetlights, and rehabilitation of facilities such as the police academy's swimming pool
Productive Projects (SDG 2.3)	Local productivity was promoted by rehabilitating spaces for fairs, training, and commerce in communities like Santa María Mixtequilla, Oaxaca.
Road Infrastructure (SDG 9.1)	Over 20 km of rural roads were paved in Chiapas and Tabasco, a low-water crossing bridge was built in Veracruz, and a Risk Atlas was developed in Oaxaca for disaster prevention.

[1] Does not Include nitrogen. Includes production from business partners.

[2] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours.

[3] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death.

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 28 of 121 Financial position, liquidity and capital resources [text block] Financial Summary Revenues In 2Q25, total revenues from sales and services amounted to Ps. 391.6 billion, a 4.4% decrease compared to 2Q24. This decline is mainly due to a lower volume of crude oil sold and lower prices for petroleum products such as gasoline and diesel, partially offset by higher sales of LPG and natural gas due to an increase in prices. Cost of Sales The cost of sales, including fixed assets impairment, stood at Ps. 341.5 billion, a 8.6% decrease compared to the same quarter in 2024. This variation is mainly explained by lower purchases for resale and the removal of extraction duties starting 2025. This was offset by an increase in fixed asset impairments. Taxes and Duties In the second quarter of 2025, the Hydrocarbon Revenue Law’s “Welfare Oil Duty” amounted to Ps. 47.2 billion. Including income taxes, the total amount reached Ps. 48.9 billion, compared to Ps. 77.0 billion recorded in 2024 for the Profit-Sharing Duty, income taxes, and other duties previously included in the cost of sales. The change between periods is mainly due to the recognition of deferred taxes in 2024 amounting to Ps. 12.4 billion, which are no longer applicable to Petróleos Mexicanos in 2025. Net Income In the second quarter of 2025, PEMEX reported a net profit of Ps. 59.5 billion, in contrast to a net loss of Ps. 273.3 billion in the same period of 2024. This variation is mainly explained by a foreign exchange gain, as well as a decrease in certain components of the cost of sales, financial costs—thanks to positive returns from derivative financial instruments—and taxes and duties. These positive effects were partially offset by a reduction in sales revenue, an increase in fixed asset impairments, and higher distribution, sales, and administrative expenses. Financial Debt Total financial debt remained stable compared to the end of 2024. As of June 30, 2025, the exchange rate stood at Ps. 18.8928 per U.S. $ 1.00, resulting in a financial debt balance of U.S. $ 98.8 billion, equivalent to Ps. 1,866 billion. Financial Resources PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 5.7 billion and Ps. 20.5 billion. As of June 30, 2025, Ps. 7.5 billion and U.S. $ 0.5 billion were available. EBITDA EBITDA amounted to Ps. 76.0 billion, a 33.9% increase compared to Ps. 56.7 billion recorded in the second quarter of 2024. CAPEX As of June 30, 2025, capital expenditure amounted to Ps. 89.4 billion.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 29 of 121 Consolidated Income Statement from April 1 to June 30, 2025 Total Revenues from Sales and Services Total revenues from sales and services amounted to Ps. 391.6 billion, a 4.4% decrease compared to the second quarter of 2024. This change was mainly due to: • a 14.9% decrease in the value of export sales, driven by a lower volume of crude oil sold; partially offset by • a slight 2.6% increase in the value of domestic sales, due to higher prices for gasoline, diesel, LPG, and natural gas. Cost of Sales Cost of sales, including the effect of fixed asset impairment, totaled Ps. 341.5 billion, a 8.6% decrease. This variation is mainly explained by: • a decrease in product purchases of Ps. 26.6 billion; • a decrease in extraction and exploration duties of Ps. 16.4 billion, due to the elimination of these duties starting in 2025; • a decrease in inventory variation of Ps. 14.1 billion; • a decrease in conservation and maintenance expenses by Ps. 7.9 billion; • a decrease in depreciation and amortization of fixed assets, intangibles, and usage rights of Ps. 4.0 billion; offset by • an increase in fixed asset impairment of Ps. 34.6 billion in 2Q25 compared to Ps. 9.9 billion in 2Q24. Taxes and Duties In 2Q25, total taxes and duties amounted to Ps. 47.3 billion, including the Welfare Oil Duty, compared to Ps. 59.1 billion in 2Q24. This decrease was mainly due to lower recognition of deferred taxes as of June 30, 2025. In this regard, the tax accrued during the quarter decreased by 20.0%. Net Income Evolution (Loss) In 2Q25, PEMEX recorded a Ps. 59.5 billion net profit, compared to a Ps. 273.3 billion net loss in 2Q24. The main factors contributing to this variation were: i) a decrease in cost of sales; ii) an increase in returns from derivative financial instruments; iii) an increase in foreign exchange gains; iv) a decrease in taxes and duties; partially offset by v) a decrease in sales; vi) an increase in fixed asset impairment; and vii) an increase in administrative expenses. During the quarter, a foreign exchange gain of Ps. 134.7 billion was recorded, compared to a foreign exchange loss of Ps. 159.7 billion in 2Q24. This variation was due to the appreciation of the Mexican peso against the U.S. dollar in 2Q25, compared to a depreciation in the same period of the previous year. The exchange rate moved from Ps. 20.3182 per U.S. $ 1.00 on March 31, 2025, to Ps. 18.8928 per U.S. $ 1.00 on June 30, 2025, representing a 7.0% variation. Returns from derivative financial instruments amounted to Ps. 19.1 billion in 2Q25, compared to a cost of Ps. 10.1 billion in 2Q24. This variation was mainly due to the fair value effect of cross-currency swaps, currency options, and crude oil options. Comprehensive Income (Loss) In 2Q25, comprehensive income totaled Ps. 21.3 billion, mainly resulting from negative conversion effects of Ps. 38.2 billion due to the depreciation of the U.S. dollar against the Mexican peso.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 30 of 121 Consolidated Balance Sheet as of June 30, 2025 Working Capital As of June 30, 2025, negative working capital stood at Ps. 754.9 billion, compared to Ps. 768.0 billion as of December 31, 2024. This Ps. 13.1 billion variation was driven by: • an increase in cash and cash equivalents of Ps. 7.5 billion; • an increase in Federal Government Bonds of Ps. 10.3 billion; • an increase in assets from derivative financial instruments of Ps. 10.4 billion; • an increase in inventories of Ps. 10.0 billion; • a decrease in suppliers of Ps. 75.5 billion; • a decrease in liabilities from derivative financial instruments of Ps. 25.4 billion; offset by: • an increase in short-term debt of Ps. 104.2 billion; • a decrease in other accounts receivable of Ps. 8.9 billion; • a decrease in customer accounts of Ps. 6.8 billion; • an increase in accrued expenses and lease liabilities of Ps. 5.2 billion. Debt Financial Resources As of June 30, 2025, Petróleos Mexicanos, State-Owned Company, and its subsidiary companies carried out financing activities - including short-term bank loans - totaling MXN 482.7 billion (USD 25.6 billion). Total amortizations recorded amounted to MXN 494.4 billion (USD 26.2 billion). 90.4% of the debt is denominated in currencies other than the Mexican peso, primarily in U.S. dollars, and for accounting purposes, it is converted to MXN using the closing exchange rate. Financing Activities In line with the Business Plan of Petróleos Mexicanos, State-Owned Productive Enterprise, and its Subsidiary Companies for 2023– 2027, the strategy to converge toward zero net debt continues. Financial Market Operations In the second quarter of 2025, PEMEX did not carry out any financial resource-raising operations. Revolving Credit Facilities PEMEX maintains revolving credit facilities for liquidity management totaling U.S. $ 5.7 billion and Ps. 20.5 billion. As of June 30, 2025, Ps. 7.5 billion and U.S. $ 0.5 billion were available. Hedging Strategy Crude Oil PEMEX’s Oil Hedging Strategy covers approximately 38% of its total estimated exposure for fiscal year 2025. The strategy involves the purchase of monthly put spreads, which provide protection against declines of up to U.S. $ 5.0 per barrel in the price of the Mexican crude oil mix. The protection is triggered from a price level that PEMEX considers appropriate for 2025, based on a cost- benefit analysis. Due to crude oil price volatility during the first half of 2025, the hedge generated a gain of U.S. $ 102.2 million for PEMEX.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 31 of 121 Crack Spread To mitigate the impact of potential declines in gasoline and diesel crack spreads, PEMEX implemented a hedging strategy in 2025 to safeguard its cash flows. As of the end of June, the strategy covered 5.31 million barrels of gasoline and 0.99 million barrels of diesel for the periods from March to August and July to October 2025, respectively. As a result of gasoline crack spread volatility during the first half of the year, the gasoline hedge yielded a net gain of U.S. $ 2.5 million. Investment Activities Budgeted Investment[1] For fiscal year 2025, PEMEX has an approved investment budget of Ps. 211.8 billion (U.S. $ 10.4 billion[2]). As of June 30, 2025, Ps. 144.9 billion (U.S. $ 7.25 billion[3]) had been exercised, representing 68.4% of the approved budget. Business Segment 2025 Budget (Ps. billion) Investment Exercised as of June 30, 2025 (Ps. billion) Exploration and Extraction 180.5 136.0 Industrial Processes 19.8 5.1 Logistics and Strategic Safeguard 2.8 0.4 Energy Transformation 7.6 2.3 Corporate 1.1 1.1 Total 211.8 144.9 Budgetary investment has been primarily focused on supporting hydrocarbon extraction and refining activities aimed at producing refined products and gas liquids. In the Exploration and Extraction segment, resources continue to be allocated to accelerate the development and start-up of new fields, which has helped offset the natural decline of mature fields. Additionally, investments are being directed toward the Refinery Rehabilitation Plan, to enhance operational reliability and increase crude oil processing capacity to strengthen the supply of refined products in the domestic market. As of June 30, 2025, capital contributions had been made to subsidiary companies, including Ps. 1.24 billion to capitalize entities within the fertilizer business line, and Ps. 0.13 billion to Gasolinas Bienestar.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Capital Investment (CAPEX)

For fiscal year 2025, PEMEX has an approved capital investment (CAPEX) budget of Ps. 125.9 billion (U.S. $ 6.2 billion[9]). As of June 30, 2025, Ps. 89.4 billion (U.S. $ 4.5 billion[10]) had been exercised, representing 71.0% of the approved CAPEX.

Business Segment	2025 Budget (Ps. billion)	Investment Exercised as of June 30, 2025 (Ps. billion)
Exploration and Extraction	96.2	81.9
Industrial Processes	18.3	3.8
Logistics and Strategic Safeguard	2.8	0.4
Energy Transformation	7.7	2.3
Corporate	1.0	1.0
Total	125.9	89.4

Other Relevant Topics

Financial Strengthening Actions by PEMEX

On July 22, 2025, Mexico's Ministry of Finance announced an ongoing financial operation aimed at strengthening PEMEX's liquidity and addressing its short-term obligations. This action is part of a comprehensive strategy and consists of the issuance of Pre-Capitalized Notes—financial instruments that will provide the company with timely resources without constituting a government guarantee.

The objective of this operation is to improve liquidity, optimize the maturity profile, and reduce liabilities and financial costs.

It is being carried out in accordance with current legislation and within the debt limits authorized for 2025, contributing to the country's energy security and economic development.

PEMEX and UNAM: Strategic Alliance for Scientific and Energy Development

On June 24, 2025, PEMEX and the National Autonomous University of Mexico (UNAM) signed a General Collaboration Agreement aimed at strengthening scientific research, talent development, and technological innovation in service of the country.

The agreement paves new paths to boost scientific and technological research, train young talent, promote innovation, and create solutions to the strategic challenges of the energy sector.

Institutional Reorganization at PEMEX

As part of its compliance with new legal provisions stemming from the energy reform, Petróleos Mexicanos (PEMEX) has initiated an institutional reorganization process. This transformation reflects its new status as a vertically integrated State-Owned Enterprise and is primarily aimed at enhancing the organization's operational and functional efficiency.

On May 22, 2025, the Board of Directors approved a new Organic Statute, which was published in the Official Gazette of the Federation on May 30 of the same year. This measure seeks to strengthen the company's value chain, eliminate duplicative functions and positions, reallocate resources to core activities, and optimize public spending.

Through this reorganization, PEMEX aims to eliminate redundancies, increase visibility across its value chain, and streamline strategic decision-making—reinforcing its role as a modern, efficient, and results-driven public enterprise.

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 33 of 121 FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the same one of the previous year, unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on unaudited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. We show a reconciliation of EBITDA to net income in Table 33 of the annexes to this report. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that our current financing agreements do not include financial covenants or events of default that would be triggered as a result of our having negative equity. Methodology We might change the methodology of the information disclosed to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that we maintain our consolidated financial statements and accounting records in pesos. As of June 30, 2025, the exchange rate of Ps. 20.3182 = U.S. $ 1.00 is used. Fiscal Regime As of January 1, 2015, the fiscal regime of Petróleos Mexicanos is established in the Hydrocarbons Revenue Law. On March 18, 2025, the new secondary regulatory framework was published in the Official Gazette of the Federation. Various articles that modify PEMEX's fiscal regime were reformed and repealed in the Hydrocarbons Revenue Law. The Profit-Sharing Duty, the Hydrocarbon Extraction Duty, and the Hydrocarbon Exploration Duty were repealed and replaced by the Welfare Oil Duty. This new duty establishes a single rate applicable to the value of hydrocarbons extracted by assignees, simplifying the fiscal regime. A unified rate of 30% is established on the value of extracted hydrocarbons, without allowing deductions, and a differentiated rate of 11.63% for non-associated gas. Additionally, the reform exempts PEMEX from paying Income Tax (ISR) due to its change in legal nature to a public state-owned company. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican Government.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 34 of 121 Starting January 1, 2018, gasoline and diesel prices for consumers are determined by market conditions Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) and Block 35 Southeastern Offshore Basins (Round 3.1). Hydrocarbon Reserves In accordance with the Hydrocarbons Sector Law, published in the Official Gazette of the Federation on March 18, 2025, the Ministry of Energy (SENER) will establish and manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. On August 13, 2015, the CNH (National Hydrocarbons Commission) published the Guidelines regulating the procedure for the quantification and certification of the Nation’s reserves and the reporting of related contingent resources. As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in our Form 20-F and our Annual Report to the CNBV and SEC, available at www.pemex.com. Forward-looking Statements This report contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the CNBV and the SEC, in our annual reports, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. We may include forward- looking statements that address, among other things, our: • exploration and extraction activities, including drilling; • activities relating to import, export, refining, petrochemicals and transportation of petroleum, natural gas and oil products; • activities relating to the generation of electrical energy; • projected and targeted capital expenditures and other costs, commitments and revenues, and • liquidity and sources of financing, including our ability to continue operating as a going concern; • strategic partnerships with other companies; and • the monetization of certain assets. Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to: • changes in international crude oil and natural gas prices; • effects on us from competition, including on our ability to hire and retain skilled personnel; • limitations on our access to sources of financing on competitive terms; • our ability to find, acquire or have the right to access additional hydrocarbons reserves and to develop the reserves that we obtain successfully; • uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 35 of 121 • technical difficulties; • significant developments in the global economy; • significant economic or political developments in Mexico; • developments affecting the energy sector; and • changes in our legal regime or regulatory environment, including tax and environmental regulations. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in our most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and our most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward- looking statement. ACCRONYMS USED IN THIS DOCUMENT Thousand barrels per day (Mbd) Million barrels (MMb) Million barrels of oil equivalent (MMboe) Million barrels of oil equivalent per day (MMboed) Million cubic feet per day (MMcfd) Thousand tons (Mt) Million tons (MMt) Dollars of the United States of America (U.S. $) Mexican pesos (Ps.) Meters (m) Kilometers (km) Square kilometers (km2) [1] Includes non-capitalizable investment. [2] The Ps. to U.S. $ conversion was made using the average exchange rate applied for the June 2025 budget adjustment: Ps. 20.3 = U.S. $ 1.00. [3] The Ps. to U.S. $ conversion was made using the average exchange rate from January 1 to June 30, 2025: Ps. 19.9775 = U.S. $ 1.00. Internal control [text block] The information related to internal control has not had any changes with respect to the last annual information. Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Key Indicators

Indicator Group			Change	
	2Q24	2Q25	%	Amount
Mexican Mix (U.S. $/b)	74.22	59.92	-19.3%	(14.30)
Gasoline reference price (U.S. $/b)	108.60	90.93	-16.3%	(17.67)
Diesel reference price (U.S. $/b))	105.40	91.53	-13.2%	(13.87)
LPG price by Decree (Ps./kilo)	9.09	10.72	17.9%	1.63
International reference LPG (Ps./kilo)	7.06	8.42	19.3%	1.36
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.06	3.17	53.6%	1.11
Ps. per U.S. $	18.3773	18.8928	2.8%	0.52

Indicator Group	2Q24	2Q25
Net Income (Loss) / Total Sales	-0.67	0.15
Income (loss) before Taxes and Duties / Total Sales	-0.52	0.15
Taxes and Duties / Total Sales	0.14	0.00
Net (Loss) income / Equity	0.14	-0.03
Income before taxes and duties / Total Assets	-0.10	0.028
Net income (loss) / Total Assets	-0.124	0.03

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 37 of 121 [110000] General information about financial statements Ticker: PEMEX Period covered by financial statements: 2025-01-01 al 2025-06-30 Date of end of reporting period: 2025-06-30 Name of reporting entity or other means of identification: PEMEX Description of presentation currency: MXN Level of rounding used in financial statements: MILES DE PESOS Consolidated: Yes Number of quarter: 2 Type of issuer: ICS Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period: Description of nature of financial statements: Disclosure of general information about financial statements [text block] Follow-up of analysis [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 38 of 121 [210000] Statement of financial position, current/non-current Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Statement of financial position [abstract] Assets [abstract] Current assets [abstract] Cash and cash equivalents 96,368,581,000 88,841,826,000 Trade and other current receivables 217,953,270,000 233,597,032,000 Current tax assets, current 0 0 Other current financial assets 44,669,648,000 23,943,990,000 Current inventories 98,557,157,000 88,569,989,000 Current biological assets 0 0 Other current non-financial assets 2,137,066,000 4,601,883,000 Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners 459,685,722,000 439,554,720,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Total current assets 459,685,722,000 439,554,720,000 Non-current assets [abstract] Trade and other non-current receivables 991,032,000 1,021,778,000 Current tax assets, non-current 0 0 Non-current inventories 0 0 Non-current biological assets 0 0 Other non-current financial assets 0 21,135,321,000 Investments accounted for using equity method 0 0 Investments in subsidiaries, joint ventures and associates 3,716,154,000 2,692,938,000 Property, plant and equipment 1,563,908,407,000 1,650,532,712,000 Investment property 0 0 Right-of-use assets that do not meet definition of investment property 42,453,136,000 41,964,533,000 Goodwill 0 0 Intangible assets other than goodwill 12,796,940,000 17,088,277,000 Deferred tax assets 6,833,306,000 7,033,529,000 Other non-current non-financial assets 29,317,548,000 27,728,775,000 Total non-current assets 1,660,016,523,000 1,769,197,863,000 Total assets 2,119,702,245,000 2,208,752,583,000 Equity and liabilities [abstract] Liabilities [abstract] Current liabilities [abstract] Trade and other current payables 430,540,235,000 505,989,382,000 Current tax liabilities, current 84,366,511,000 85,941,389,000 Other current financial liabilities 613,029,262,000 534,190,984,000 Current lease liabilities 10,037,881,000 8,628,404,000 Other current non-financial liabilities 76,573,050,000 72,773,222,000 Current provisions [abstract] Current provisions for employee benefits 0 0 Other current provisions 0 0 Total current provisions 0 0 Total current liabilities other than liabilities included in disposal groups classified as held for sale 1,214,546,939,000 1,207,523,381,000 Liabilities included in disposal groups classified as held for sale 0 0 Total current liabilities 1,214,546,939,000 1,207,523,381,000 Non-current liabilities [abstract] Trade and other non-current payables 0 0 Current tax liabilities, non-current 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 39 of 121 Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Other non-current financial liabilities 1,336,889,970,000 1,553,553,738,000 Non-current lease liabilities 35,681,855,000 38,196,862,000 Other non-current non-financial liabilities 15,646,204,000 17,692,458,000 Non-current provisions [abstract] Non-current provisions for employee benefits 1,358,540,943,000 1,232,589,895,000 Other non-current provisions 159,165,620,000 137,835,561,000 Total non-current provisions 1,517,706,563,000 1,370,425,456,000 Deferred tax liabilities 4,817,247,000 5,136,424,000 Total non-current liabilities 2,910,741,839,000 2,985,004,938,000 Total liabilities 4,125,288,778,000 4,192,528,319,000 Equity [abstract] Issued capital 1,513,985,995,000 1,419,447,057,000 Share premium 0 0 Treasury shares 0 0 Retained earnings (3,672,709,514,000) (3,688,903,027,000) Other reserves 153,422,615,000 285,954,621,000 Total equity attributable to owners of parent (2,005,300,904,000) (1,983,501,349,000) Non-controlling interests (285,629,000) (274,387,000) Total equity (2,005,586,533,000) (1,983,775,736,000) Total equity and liabilities 2,119,702,245,000 2,208,752,583,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Accumulated Current Year 2025-01-01 - 2025-06-30	Accumulated Previous Year 2024-01-01 - 2024-06-30	Quarter Current Year 2025-04-01 - 2025-06-30	Quarter Previous Year 2024-04-01 - 2024-06-30
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	787,210,525,000	815,426,445,000	391,621,022,000	409,528,066,000
Cost of sales	628,022,986,000	703,300,314,000	341,447,837,000	373,469,098,000
Gross profit	159,187,539,000	112,126,131,000	50,173,185,000	36,058,968,000
Distribution costs	11,267,346,000	7,732,620,000	7,022,655,000	5,236,938,000
Administrative expenses	104,461,951,000	84,476,456,000	57,546,077,000	43,751,747,000
Other income	16,435,185,000	8,581,117,000	4,073,061,000	4,331,494,000
Other expense	7,405,536,000	3,452,548,000	777,253,000	2,753,666,000
Profit (loss) from operating activities	52,487,891,000	25,045,624,000	(11,099,739,000)	(11,351,889,000)
Finance income	147,647,056,000	10,194,451,000	142,877,904,000	3,655,162,000
Finance costs	79,868,780,000	213,178,941,000	25,256,483,000	206,762,420,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	366,102,000	265,216,000	298,801,000	234,319,000
Profit (loss) before tax	120,632,269,000	(177,673,650,000)	106,820,483,000	(214,224,828,000)
Tax income (expense)	104,444,845,000	90,973,707,000	47,304,127,000	59,104,735,000
Profit (loss) from continuing operations	16,187,424,000	(268,647,357,000)	59,516,356,000	(273,329,563,000)
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	16,187,424,000	(268,647,357,000)	59,516,356,000	(273,329,563,000)
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	16,193,513,000	(268,619,086,000)	59,520,792,000	(273,315,188,000)
Profit (loss), attributable to non-controlling interests	(6,089,000)	(28,271,000)	(4,436,000)	(14,375,000)
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

40 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Accumulated Current Year 2025-01-01 - 2025-06-30	Accumulated Previous Year 2024-01-01 - 2024-06-30	Quarter Current Year 2025-04-01 - 2025-06-30	Quarter Previous Year 2024-04-01 - 2024-06-30
Statement of comprehensive income [abstract]				
Profit (loss)	16,187,424,000	(268,647,357,000)	59,516,356,000	(273,329,563,000)
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	(95,566,136,000)	131,130,599,000	0	131,130,561,000
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	(95,566,136,000)	131,130,599,000	0	131,130,561,000
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	(36,971,023,000)	39,746,121,000	(38,245,983,000)	45,735,321,000
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	(36,971,023,000)	39,746,121,000	(38,245,983,000)	45,735,321,000
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

41 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 42 of 121 Concept Accumulated Current Year 2025-01-01 - 2025-06-30 Accumulated Previous Year 2024-01-01 - 2024-06-30 Quarter Current Year 2025-04-01 - 2025-06-30 Quarter Previous Year 2024-04-01 - 2024-06-30 net of tax Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 0 0 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax (36,971,023,000) 39,746,121,000 (38,245,983,000) 45,735,321,000 Total other comprehensive income (132,537,159,000) 170,876,720,000 (38,245,983,000) 176,865,882,000 Total comprehensive income (116,349,735,000) (97,770,637,000) 21,270,373,000 (96,463,681,000) Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent (116,338,493,000) (97,747,597,000) 21,279,991,000 (96,454,819,000) Comprehensive income, attributable to non-controlling interests (11,242,000) (23,040,000) (9,618,000) (8,862,000)

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 43 of 121 [520000] Statement of cash flows, indirect method Concept Accumulated Current Year 2025-01-01 - 2025-06-30 Accumulated Previous Year 2024-01-01 - 2024-06-30 Statement of cash flows [abstract] Cash flows from (used in) operating activities [abstract] Profit (loss) 16,187,424,000 (268,647,357,000) Adjustments to reconcile profit (loss) [abstract] + Discontinued operations 0 0 + Adjustments for income tax expense (1,693,828,000) (50,823,924,000) + (-) Adjustments for finance costs 0 0 + Adjustments for depreciation and amortisation expense 76,562,535,000 77,350,379,000 + Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss 40,193,684,000 17,548,991,000 + Adjustments for provisions 56,679,974,000 34,830,658,000 + (-) Adjustments for unrealised foreign exchange losses (gains) (111,858,331,000) 120,285,924,000 + Adjustments for share-based payments 0 0 + (-) Adjustments for fair value losses (gains) 0 0 - Adjustments for undistributed profits of associates 0 0 + (-) Adjustments for losses (gains) on disposal of non-current assets 0 0 + Participation in associates and joint ventures (366,102,000) (265,216,000) + (-) Adjustments for decrease (increase) in inventories (19,102,156,000) 12,181,564,000 + (-) Adjustments for decrease (increase) in trade accounts receivable 17,322,603,000 73,499,777,000 + (-) Adjustments for decrease (increase) in other operating receivables (35,792,326,000) 18,854,905,000 + (-) Adjustments for increase (decrease) in trade accounts payable (27,995,360,000) 11,194,290,000 + (-) Adjustments for increase (decrease) in other operating payables 3,799,828,000 11,092,235,000 + Other adjustments for non-cash items 0 0 + Other adjustments for which cash effects are investing or financing cash flow 0 0 + Straight-line rent adjustment 0 0 + Amortization of lease fees 0 0 + Setting property values 0 0 + (-) Other adjustments to reconcile profit (loss) 12,083,411,000 17,637,298,000 + (-) Total adjustments to reconcile profit (loss) 9,833,932,000 343,386,881,000 Net cash flows from (used in) operations 26,021,356,000 74,739,524,000 - Dividends paid 0 0 + Dividends received 0 0 - Interest paid (79,868,780,000) (71,100,482,000) + Interest received (7,087,585,000) (10,194,451,000) + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 0 0 Net cash flows from (used in) operating activities 98,802,551,000 135,645,555,000 Cash flows from (used in) investing activities [abstract] + Cash flows from losing control of subsidiaries or other businesses 0 0 - Cash flows used in obtaining control of subsidiaries or other businesses 0 0 + Other cash receipts from sales of equity or debt instruments of other entities 0 0 - Other cash payments to acquire equity or debt instruments of other entities 0 0 + Other cash receipts from sales of interests in joint ventures 0 0 - Other cash payments to acquire interests in joint ventures 0 0 + Proceeds from sales of property, plant and equipment 0 0 - Purchase of property, plant and equipment 94,016,601,000 145,395,723,000 + Proceeds from sales of intangible assets 0 0 - Purchase of intangible assets 4,173,926,000 16,175,200,000 + Proceeds from sales of other long-term assets 0 0 - Purchase of other long-term assets 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 44 of 121 Concept Accumulated Current Year 2025-01-01 - 2025-06-30 Accumulated Previous Year 2024-01-01 - 2024-06-30 + Proceeds from government grants 0 0 - Cash advances and loans made to other parties 0 0 + Cash receipts from repayment of advances and loans made to other parties 0 0 - Cash payments for futures contracts, forward contracts, option contracts and swap contracts 0 0 + Cash receipts from futures contracts, forward contracts, option contracts and swap contracts 0 0 + Dividends received 0 0 - Interest paid 0 0 + Interest received 4,318,604,000 3,484,930,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 876,043,000 2,681,881,000 Net cash flows from (used in) investing activities (92,995,880,000) (155,404,112,000) Cash flows from (used in) financing activities [abstract] + Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 - Payments from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 + Proceeds from issuing shares 0 0 + Proceeds from issuing other equity instruments 0 0 - Payments to acquire or redeem entity's shares 0 0 - Payments of other equity instruments 0 0 + Proceeds from borrowings 482,723,731,000 536,422,333,000 - Repayments of borrowings 494,440,865,000 620,190,507,000 - Payments of finance lease liabilities 0 0 - Payments of lease liabilities 4,313,798,000 4,326,617,000 + Proceeds from government grants 94,538,938,000 145,000,000,000 - Dividends paid 0 0 - Interest paid 80,348,383,000 70,733,122,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 11,917,881,000 13,497,342,000 Net cash flows from (used in) financing activities 10,077,504,000 (330,571,000) Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes 15,884,175,000 (20,089,128,000) Effect of exchange rate changes on cash and cash equivalents [abstract] Effect of exchange rate changes on cash and cash equivalents (8,357,420,000) 18,077,283,000 Net increase (decrease) in cash and cash equivalents 7,526,755,000 (2,011,845,000) Cash and cash equivalents at beginning of period 88,841,826,000 68,747,376,000 Cash and cash equivalents at end of period 96,368,581,000 66,735,531,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[610000] Statement of changes in equity - Accumulated Current

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	16,193,513,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(36,965,870,000)	0	0	0
Total comprehensive income	0	0	0	16,193,513,000	0	(36,965,870,000)	0	0	0
Issue of equity	94,538,938,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	94,538,938,000	0	0	16,193,513,000	0	(36,965,870,000)	0	0	0
Equity at end of period	1,513,985,995,000	0	0	(3,672,709,514,000)	0	24,450,520,000	0	0	0

45 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	224,538,231,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(95,566,136,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(95,566,136,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(95,566,136,000)	0	0	0
Equity at end of period	0	0	0	0	0	128,972,095,000	0	0	0

46 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	16,193,513,000	(6,089,000)	16,187,424,000
Other comprehensive income	0	0	0	0	(132,532,006,000)	(132,532,006,000)	(5,153,000)	(132,537,159,000)
Total comprehensive income	0	0	0	0	(132,532,006,000)	(116,338,493,000)	(11,242,000)	(116,349,735,000)
Issue of equity	0	0	0	0	0	94,538,938,000	0	94,538,938,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(132,532,006,000)	(21,799,555,000)	(11,242,000)	(21,810,797,000)
Equity at end of period	0	0	0	0	153,422,615,000	(2,005,300,904,000)	(285,629,000)	(2,005,586,533,000)

47 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[610000] Statement of changes in equity - Accumulated Previous

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(268,619,086,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	39,741,015,000	0	0	0
Total comprehensive income	0	0	0	(268,619,086,000)	0	39,741,015,000	0	0	0
Issue of equity	145,000,000,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	145,000,000,000	0	0	(268,619,086,000)	0	39,741,015,000	0	0	0
Equity at end of period	1,407,938,007,000	0	0	(3,177,106,259,000)	0	11,061,605,000	0	0	0

48 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,405,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0		0	0	0	0	0	0
Other comprehensive income	0	0		0	0	131,130,474,000	0	0	0
Total comprehensive income	0	0	0	0	0	131,130,474,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0		0	0	131,130,474,000	0	0	0
Equity at end of period	0	0	0	0	0	152,496,879,000	0	0	0

49 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(268,619,086,000)	(28,271,000)	(268,647,357,000)
Other comprehensive income	0	0	0	0	170,871,489,000	170,871,489,000	5,231,000	170,876,720,000
Total comprehensive income	0	0	0	0	170,871,489,000	(97,747,597,000)	(23,040,000)	(97,770,637,000)
Issue of equity	0	0	0	0	0	145,000,000,000	0	145,000,000,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	170,871,489,000	47,252,403,000	(23,040,000)	47,229,363,000
Equity at end of period	0	0	0	0	163,558,484,000	(1,605,609,768,000)	(139,679,000)	(1,605,749,447,000)

50 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 51 of 121 [700000] Informative data about the Statement of financial position Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Informative data of the Statement of Financial Position [abstract] Capital stock (nominal) 1,513,985,995,000 1,419,447,057,000 Restatement of capital stock 0 0 Plan assets for pensions and seniority premiums 852,288,000 111,430,000 Number of executives 0 0 Number of employees 130,011 129,198 Number of workers 0 0 Outstanding shares 0 0 Repurchased shares 0 0 Restricted cash 18,437,522,000 17,119,599,000 Guaranteed debt of associated companies 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 52 of 121 [700002] Informative data about the Income statement Concept Accumulated Current Year 2025-01-01 - 2025-06- 30 Accumulated Previous Year 2024-01-01 - 2024-06- 30 Quarter Current Year 2025-04-01 - 2025-06- 30 Quarter Previous Year 2024-04-01 - 2024-06- 30 Informative data of the Income Statement [abstract] Operating depreciation and amortization 73,397,952,000 74,258,629,000 37,493,931,000 41,377,932,000

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 53 of 121 [700003] Informative data - Income statement for 12 months Concept Current Year 2024-07-01 - 2025-06-30 Previous Year 2023-07-01 - 2024-06-30 Informative data - Income Statement for 12 months [abstract] Revenue 1,644,456,976,000 1,702,768,234,000 Profit (loss) from operating activities 11,452,395,000 91,504,501,000 Profit (loss) (495,753,173,000) (342,654,848,000) Profit (loss), attributable to owners of parent (495,603,255,000) (342,703,395,000) Operating depreciation and amortization 145,989,532,000 155,022,727,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS (1) (8) 1	SI	2018-11-30	2028-11-14	SOFR 6M 3.41% + 2.03	0	0	0	0	0	0	236,160,000	236,160,000	472,320,000	472,320,000	236,160,000	0
CITIBANK NA (1) (8) 2	SI	2015-09-30	2025-12-15	SOFR 6M 3.79% + 1.33	0	0	0	0	0	0	472,320,000	0	0	0	0	0
CREDIT AGRICOLE CI (1) (8) 3	SI	2015-09-30	2025-12-15	SOFR 6M 3.79% + 1.33	0	0	0	0	0	0	448,704,000	0	0	0	0	0
SUMITOMO MITSUI BA (1) (8) 4	SI	2019-07-17	2028-01-29	SOFR 6M 4.34% + 1.27	0	0	0	0	0	0	244,309,000	244,309,000	488,617,000	488,617,000	0	0
SUMITOMO MITSUI BA (1) (8) 5	SI	2021-02-04	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	131,277,000	131,277,000	262,554,000	262,554,000	262,554,000	522,269,000
SUMITOMO MITSUI BA (1) (8) 6	SI	2021-08-11	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	5,897,000	5,897,000	11,794,000	11,794,000	11,794,000	23,588,000
SUMITOMO MITSUI BA (1) (8) 7	SI	2021-09-21	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,533,000	2,533,000	5,066,000	5,066,000	5,066,000	10,133,000
SUMITOMO MITSUI BA (1) (8) 8	SI	2021-11-16	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	3,152,000	3,152,000	6,303,000	6,303,000	6,303,000	12,607,000
SUMITOMO MITSUI BA (1) (8) 9	SI	2022-03-01	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	6,327,000	6,327,000	12,655,000	12,655,000	12,655,000	25,309,000
SUMITOMO MITSUI BA (1) (8) 10	SI	2022-05-12	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,607,000	2,607,000	5,214,000	5,214,000	5,214,000	10,428,000
SUMITOMO MITSUI BA (1) (8) 11	SI	2022-07-18	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	4,020,000	4,020,000	8,040,000	8,040,000	8,040,000	16,081,000
SUMITOMO MITSUI BA (1) (8) 12	SI	2022-08-11	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,656,000	2,656,000	5,312,000	5,312,000	5,312,000	10,623,000
SUMITOMO MITSUI BA (1) (8) 13	SI	2022-09-15	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	4,061,000	4,061,000	8,123,000	8,123,000	8,123,000	16,245,000
SUMITOMO MITSUI BA (1) (8) 14	SI	2023-01-20	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	1,373,000	1,373,000	2,745,000	2,745,000	2,745,000	5,491,000
INT DEV NO PAG 15	NO	2025-06-30	2025-06-30	0	0	0	0	0	0	0	102,225,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	1,667,621,000	644,372,000	1,288,743,000	1,288,743,000	563,966,000	652,774,000
Commercial banks																
BANCO MERCANTIL DE (6) (11) 16	NO	2025-02-20	2025-08-19	TIIE fondeo 91 dias 9.05% + 3.50	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 17	NO	2025-02-20	2026-02-20	TIIE fondeo 91 dias 9.05% + 3.70	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 18	NO	2025-03-24	2026-03-18	TIIE fondeo 182 dias 9.71%+3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 19	NO	2015-07-10	2025-07-07	TIIE a 91 dias 9.33% + 0.95	450,000,000	0	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 20	NO	2024-12-19	2026-12-17	TIIE a 28 dias 8.75%+2.25	1,460,295,000	1,460,295,000	1,396,699,000	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG (1) (8) 21	SI	2024-07-05	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	1,721,423,000	1,721,423,000	246,533,000	0	0	0
DEUTSCHE BANK AG (1) (8) 22	SI	2024-07-17	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	3,028,497,000	3,028,497,000	433,863,000	0	0	0
DEUTSCHE BANK AG (1) (8) 23	SI	2024-07-30	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	3,342,825,000	3,342,825,000	475,809,000	0	0	0
DEUTSCHE BANK AG (1) (8) 24	SI	2024-09-13	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	4,061,101,000	4,061,101,000	568,554,000	0	0	0
DEUTSCHE BANK AG (1) (8) 25	SI	2024-12-11	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	2,983,098,000	2,983,098,000	363,297,000	0	0	0
DEUTSCHE BANK AG (1) (8) 26	SI	2025-01-24	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	6,675,917,000	6,675,917,000	1,000,172,000	0	0	0
DEUTSCHE BANK AG (1) (8) 27	SI	2025-02-06	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	5,944,096,000	5,944,096,000	929,399,000	0	0	0
DEUTSCHE BANK AG (1) (8) 28	SI	2025-02-14	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	2,283,251,000	2,283,251,000	342,107,000	0	0	0
HSBC MEXICO SA INS (6) (11) 29	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 8.13%+3.75	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO SA INS (6) (11) 30	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 8.13%+2.00	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
THE BANK OF NOVA S (1) (8) 31	SI	2021-07-21	2026-01-16	SOFR 3M 4.32% + 4.54	0	0	0	0	0	0	0	14,157,196,000	0	0	0	0
BBVA BANCOMER SA (6) (11) 32	NO	2024-07-15	2025-08-25	TIIE a 28 dias 8.26%+4.25	13,000,000,000	0	0	0	0	0	0	0	0	0	0	0

54 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
MIZUHO BANK LTD (1) (8) 33	SI	2019-12-13	2026-11-30	SOFR 1M 6.82% + 4.85	0	0	0	0	0	0	0	0	28,339,200,000	0	0	0
MIZUHO BANK LTD (1) (8) 34	SI	2021-01-20	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	27,394,560,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 35	SI	2022-01-18	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	6,612,480,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 36	SI	2022-09-20	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	2,833,920,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 37	SI	2022-10-11	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	8,501,760,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 38	SI	2022-11-18	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	8,501,760,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 39	SI	2023-02-16	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	4,723,200,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 40	SI	2023-02-17	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	2,985,062,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 41	SI	2023-02-27	2025-12-29	SOFR 1W 6.17% + 3.04	0	0	0	0	0	0	4,723,200,000	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 42	NO	2025-02-07	2025-07-07	TIIE fondeo 28 dias 8.61%+3.50	4,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 43	NO	2025-02-07	2025-08-06	TIIE fondeo 28 dias 8.67%+3.50	2,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 44	NO	2025-02-24	2025-09-05	TIIE fondeo 28 dias 8.69%+3.50	2,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 45	NO	2025-03-11	2025-10-06	TIIE fondeo 28 dias 8.67%+3.50	3,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 46	NO	2025-03-25	2025-11-05	TIIE fondeo 28 dias 8.69%+3.50	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 47	NO	2025-01-13	2025-07-11	TIIE fondeo 28 dias 8.45%+3.10	1,700,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 48	NO	2025-02-26	2025-08-22	TIIE fondeo 28 dias 8.43%+3.10	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS (6) (11) 49	NO	2023-05-24	2028-05-24	TIIE a 28 dias 8.80%+3.50	760,000,000	760,000,000	1,520,000,000	14,440,000,000	0	0	0	0	0	0	0	0
NACIONAL FINANCIER (6) (11) 50	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.84%+2.70	162,000,000	162,000,000	4,655,151,000	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS (6) (11) 51	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.84%+2.70	351,000,000	351,000,000	10,207,572,000	0	0	0	0	0	0	0	0	0
BANCO NACIONAL DE (6) (11) 52	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.84%+2.70	189,000,000	189,000,000	5,476,576,000	0	0	0	0	0	0	0	0	0
BANK OF AMERICA NA (1) 53	SI	2025-02-28	2025-08-28	SOFR 3M 4.33%+1.25	0	0	0	0	0	0	18,892,800,000	0	0	0	0	0
CITIBANK NA (1) 54	SI	2025-02-28	2025-08-28	SOFR 3M 4.33%+1.25	0	0	0	0	0	0	18,892,800,000	0	0	0	0	0
JP MORGAN CHASE BA (1) 55	SI	2025-02-28	2025-08-28	SOFR 3M 4.33%+1.25	0	0	0	0	0	0	18,892,800,000	0	0	0	0	0
BANCO INBURSA SA I (1) (7) 56	NO	2023-03-13	2033-03-13	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	3,778,560,000
BANCO INBURSA SA I (1) (7) 57	NO	2023-03-16	2033-03-16	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	10,154,880,000
NACIONAL FINANCIER (1) (8) 58	NO	2017-12-17	2025-12-26	SOFR 3M + 2.5	0	0	0	0	0	0	392,215,000	0	0	0	0	0
GLAS USA LLC (BN) 59	SI	2025-06-06	2025-07-21	SOFR+3.95	0	0	0	0	0	0	3,541,406,000	0	0	0	0	0
GLAS USA LLC (23/26) 60	SI	2025-06-23	2025-07-31	SOFR+3.95	0	0	0	0	0	0	28,097,927,000	0	0	0	0	0
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 61	SI	2025-06-11	2025-09-18	SOFR+3.95	0	0	0	0	0	0	2,644,992,000	0	0	0	0	0
BANCO NAL DE COM EX (1) (8) 62	NO	2022-07-06	2026-07-31	TIIE28 + 1.9	26,886,000	26,886,000	820,853,000	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS (6) (11) 63	NO	2022-07-06	2026-07-31	TIIE28 + 1.9	851,276,000	851,276,000	26,011,403,000	0	0	0	0	0	0	0	0	0
ESTADO LIBRE Y SOB (6) (11) 64	NO	2016-06-17	2027-01-17	TIIE28 4.1046 + 0.9	84,230,000	86,659,000	104,266,000	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIER (1) (8) 65	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	124,016,000	134,350,000	279,774,000	303,765,000	327,941,000	568,344,000
BANCO NAL DE COM EX (1) (8) 66	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	103,144,000	111,739,000	232,687,000	252,641,000	272,747,000	472,691,000
BANCO AZTECA (1) (8) 67	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	97,200,000	105,300,000	219,279,000	238,083,000	257,031,000	445,453,000
NACIONAL FINANCIER (1) (8) 68	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	79,678,000	86,318,000	179,750,000	195,164,000	210,697,000	365,152,000
BANCO NAL DE COM EX (1) (8) 69	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	79,678,000	86,318,000	179,750,000	195,164,000	210,697,000	365,146,000
BANCO INBURSA SA I (6) (7) 70	NO	2022-03-31	2029-03-29	TIIE28 + 4.5	621,584,000	649,125,000	1,475,100,000	1,690,816,000	1,634,454,000	257,352,000	0	0	0	0	0	0
BANCO MULTIVA S.A. (6) (11) 71	NO	2016-04-29	2029-08-20	TIIE28 5.1150 + 2.95	13,416,000	12,124,000	32,778,000	38,198,000	39,413,000	4,547,000	0	0	0	0	0	0

55 of 121

PEMEX Consolidated

Ticker: PEMEX Quarter: 2 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
INT DEV NO PAG 72	NO	2025-06-30	2025-06-30	0	1,683,382,000	0	0	0	0	0	1,517,169,000	0	0	0	0	0
TOTAL					37,353,069,000	15,021,041,000	51,700,398,000	16,169,014,000	1,673,867,000	261,899,000	189,671,975,000	44,721,429,000	33,790,174,000	1,184,817,000	1,279,113,000	16,150,226,000
Other banks																
MARVERDE INFRAESTRU (1) (7) 73	SI	2016-06-17	2031-06-17	8.3800 FIJA	0	0	0	0	0	0	783,103,000	816,513,000	1,739,018,000	1,890,569,000	2,055,328,000	4,861,346,000
FIRST RESERVE (1) (7) 74	NO	2016-07-07	2036-07-08	8.8900 FIJA	0	0	0	0	0	0	282,315,000	282,315,000	564,630,000	564,630,000	564,630,000	3,999,459,000
INT DEV NO PAG 75	NO	2025-06-30	2025-06-30	0	0	0	0	0	0	0	0	0	0	0	0	0
TOTAL					0	0	0	0	0	0	1,065,418,000	1,098,828,000	2,303,648,000	2,455,199,000	2,619,958,000	8,860,805,000
Total banks																
TOTAL					37,353,069,000	15,021,041,000	51,700,398,000	16,169,014,000	1,673,867,000	261,899,000	192,405,014,000	46,464,629,000	37,382,565,000	4,928,759,000	4,463,037,000	25,663,805,000
Stock market [abstract]																
Listed on stock exchange - unsecured																
DEUTSCHE BANK AG (1) 76	SI	2024-12-23	2026-03-20	SOFR 3M COMP 4.32% + 3.75	0	0	0	0	0	0	0	4,250,880,000	0	0	0	0
DEUTSCHE BANK AG (1) 77	SI	2024-12-24	2025-12-24	SOFR 1M 4.32% + 3.50	0	0	0	0	0	0	3,780,071,000	0	0	0	0	0
DEUTSCHE BANK AG (1) 78	SI	2025-01-22	2026-03-23	SOFR 1M 4.32% + 3.50	0	0	0	0	0	0	1,889,280,000	5,667,840,000	0	0	0	0
DEUTSCHE BANK AG (1) 79	SI	2025-02-07	2026-05-07	SOFR 1M 4.31% + 3.50	0	0	0	0	0	0	7,306,579,000	19,671,559,000	0	0	0	0
DEUTSCHE BANK AG (1) 80	SI	2025-02-21	2026-04-30	SOFR 3M COMP 4.33% + 3.50	0	0	0	0	0	0	0	9,446,400,000	0	0	0	0
DEUTSCHE BANK AG (1) 81	SI	2025-02-21	2026-06-10	SOFR 3M COMP 4.32% + 3.50	0	0	0	0	0	0	0	9,446,400,000	0	0	0	0
BANCO INVEX SA INS (6) (7) 82	NO	2014-11-27	2026-11-12	7.4700 FIJA	0	0	31,339,312,000	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS (7) (7) 83	NO	2012-11-29	2028-05-11	3.0200 FIJA	0	0	0	6,132,010,000	0	0	0	0	0	0	0	0
BANCO INVEX SA INS (7) (7) 84	NO	2014-01-30	2026-01-15	3.9400 FIJA	0	26,553,896,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS (7) (7) 85	NO	2015-09-30	2035-09-05	5.2300 FIJA	0	0	0	0	0	9,668,487,000	0	0	0	0	0	0
DEUTSCHE BANK AG (1) (7) 86	SI	2005-06-08	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	33,062,400,000
DEUTSCHE BANK AG (1) (7) 87	SI	2008-06-04	2038-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	9,384,054,000
DEUTSCHE BANK AG (2) (7) 88	SI	2024-12-20	2026-03-20	7.5000 FIJA	0	0	0	0	0	0	0	9,446,400,000	0	0	0	0
DEUTSCHE BANK AG (2) (7) 89	SI	2014-04-16	2026-04-16	3.7500 FIJA	0	0	0	0	0	0	0	22,145,601,000	0	0	0	0
DEUTSCHE BANK AG (2) (7) 90	SI	2015-04-21	2027-04-21	2.7500 FIJA	0	0	0	0	0	0	0	0	27,647,746,000	0	0	0
DEUTSCHE BANK AG (2) (7) 91	SI	2015-11-06	2030-11-06	4.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	2,161,387,000
DEUTSCHE BANK AG (2) (7) 92	SI	2017-02-21	2028-02-21	4.8750 FIJA	0	0	0	0	0	0	0	0	0	27,607,151,000	0	0
DEUTSCHE BANK AG (2) (7) 93	SI	2018-05-24	2025-11-24	3.6250 FIJA	0	0	0	0	0	0	14,394,826,000	0	0	0	0	0
DEUTSCHE BANK AG (5) (7) 94	SI	2018-05-24	2029-02-26	4.7500 FIJA	0	0	0	0	0	0	0	0	0	0	27,604,692,000	0
DEUTSCHE BANK AG (5) (7) 95	SI	2017-11-16	2025-11-16	3.7500 FIJA	0	0	0	0	0	0	11,691,810,000	0	0	0	0	0
DEUTSCHE BANK TRUS (1) (7) 96	SI	1997-09-18	2027-09-16	9.5000 FIJA	0	0	0	0	0	0	0	0	0	448,704,000	0	0
DEUTSCHE BANK TRUS (1) (7) 97	SI	2004-12-30	2027-09-15	9.5000 FIJA	0	0	0	0	0	0	0	0	0	4,572,946,000	0	0
DEUTSCHE BANK TRUS (1) (7) 98	SI	2010-08-30	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	19,489,671,000
DEUTSCHE BANK TRUS (1) (7) 99	SI	2010-09-28	2060-12-28	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	18,878,855,000
DEUTSCHE BANK TRUS (1) (7) 100	SI	2011-06-02	2041-06-02	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	29,683,121,000
DEUTSCHE BANK TRUS (1) (7) 101	SI	2012-06-26	2044-06-27	5.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	12,365,363,000
DEUTSCHE BANK TRUS (1) (7) 102	SI	2014-01-23	2045-01-23	6.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	22,342,775,000
DEUTSCHE BANK TRUS (1) (7) 103	SI	2015-01-23	2026-01-23	4.5000 FIJA	0	0	0	0	0	0	0	21,269,795,000	0	0	0	0
DEUTSCHE BANK TRUS (1) (7) 104	SI	2015-01-23	2046-01-23	5.6300 FIJA	0	0	0	0	0	0	0	0	0	0	0	11,509,158,000
DEUTSCHE BANK TRUS (1) (7) 105	SI	2016-02-04	2026-08-04	6.8750 FIJA	0	0	0	0	0	0	0	0	47,703,106,000	0	0	0
DEUTSCHE BANK TRUS (1) (7) 106	SI	2016-09-21	2047-09-21	6.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	103,922,626,000
DEUTSCHE BANK TRUS (1) (7) 107	SI	2016-12-13	2027-03-13	6.5000 FIJA	0	0	0	0	0	0	0	0	76,259,732,000	0	0	0
DEUTSCHE BANK TRUS (1) (7) 108	SI	2018-02-12	2028-02-12	5.3500 FIJA	0	0	0	0	0	0	0	0	0	37,549,428,000	0	0
DEUTSCHE BANK TRUS (1) (7) 109	SI	2018-02-12	2048-02-12	6.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	29,654,360,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
DEUTSCHE BANK TRUS (1) (7) 110	SI	2018-10-23	2029-01-23	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	22,764,488,000	0
DEUTSCHE BANK TRUS (1) (7) 111	SI	2019-09-23	2027-01-23	6.4900 FIJA	0	0	0	0	0	0	0	0	29,253,901,000	0	0	0
DEUTSCHE BANK TRUS (1) (7) 112	SI	2019-09-23	2030-01-23	6.8400 FIJA	0	0	0	0	0	0	0	0	0	0	0	44,488,824,000
DEUTSCHE BANK TRUS (1) (7) 113	SI	2019-09-23	2050-01-23	7.6900 FIJA	0	0	0	0	0	0	0	0	0	0	0	152,243,479,000
DEUTSCHE BANK TRUS (1) (7) 114	SI	2020-01-28	2031-01-28	5.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	71,724,999,000
DEUTSCHE BANK TRUS (1) (7) 115	SI	2020-01-28	2060-01-28	6.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	71,667,093,000
DEUTSCHE BANK TRUS (1) (7) 116	SI	2020-10-16	2025-10-16	6.8750 FIJA	0	0	0	0	0	0	17,301,325,000	0	0	0	0	0
DEUTSCHE BANK TRUS (1) (7) 117	SI	2021-12-16	2032-02-17	6.7000 FIJA	0	0	0	0	0	0	0	0	0	0	0	128,525,683,000
DEUTSCHE BANK TRUS (1) (7) 118	SI	2022-06-02	2029-06-04	8.7500 FIJA	0	0	0	0	0	0	0	0	0	18,748,163,000	18,748,163,000	0
DEUTSCHE BANK TRUS (1) (7) 119	SI	2023-02-07	2033-02-07	10.0000 FIJA	0	0	0	0	0	0	0	0	0	0	0	37,016,199,000
INT DEV NO PAG 120	NO	2025-06-30	2025-06-30	0	947,493,000	0	0	0	0	0	28,948,114,000	0	0	0	0	0
TOTAL					947,493,000	26,553,896,000	31,339,312,000	6,132,010,000	0	9,668,487,000	85,312,005,000	101,344,875,000	180,864,485,000	88,926,392,000	69,117,343,000	798,120,047,000
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
MIZUHO BANK LTD (3) (7) 121	SI	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	0	10,478,550,000	0	0	0
WELLS FARGO NA (1) (7) 122	SI	2015-07-31	2025-12-15	2.4600 FIJA	0	0	0	0	0	0	495,845,000	0	0	0	0	0
INT DEV NO PAG 123	NO	2025-06-30	2025-06-30	0	0	0	0	0	0	0	24,723,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	520,568,000	0	10,478,550,000	0	0	0
Total listed on stock exchanges and private placements																
TOTAL					947,493,000	26,553,896,000	31,339,312,000	6,132,010,000	0	9,668,487,000	85,832,573,000	101,344,875,000	191,343,035,000	88,926,392,000	69,117,343,000	798,120,047,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
CITIGROUP GLOBAL M (6) (11) 124	SI	2024-02-29	2026-03-04	TIIE28 8.76% + 2.65	3,514,628,000	19,942,808,000	0	0	0	0	0	0	0	0	0	0
INT DEV NO PAG 125	NO	2025-06-30	2025-06-30	0	81,761,000	0	0	0	0	0	0	0	0	0	0	0
TOTAL					3,596,389,000	19,942,808,000	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					3,596,389,000	19,942,808,000	0	0	0	0	0	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Other current and non-current liabilities [abstract]																
Other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total credits																
TOTAL					41,896,951,000	61,517,745,000	83,039,710,000	22,301,024,000	1,673,867,000	9,930,386,000	278,237,587,000	147,809,504,000	228,725,600,000	93,855,151,000	73,580,380,000	823,783,852,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 58 of 121 [800003] Annex - Monetary foreign currency position Currencies [axis] Dollars [member] Dollar equivalent in pesos [member] Other currencies equivalent in dollars [member] Other currencies equivalent in pesos [member] Total pesos [member] Foreign currency position [abstract] Monetary assets [abstract] Current monetary assets 17,675,335,000 333,936,575,000 1,272,229,000 24,035,970,000 357,972,545,000 Non-current monetary assets 24,088,000 455,083,000 0 0 455,083,000 Total monetary assets 17,699,423,000 334,391,658,000 1,272,229,000 24,035,970,000 358,427,628,000 Liabilities position [abstract] Current liabilities 60,714,865,000 1,147,073,794,000 2,711,640,000 51,230,472,000 1,198,304,266,000 Non-current liabilities 60,516,520,000 1,143,326,507,000 5,066,335,000 95,717,248,000 1,239,043,755,000 Total liabilities 121,231,385,000 2,290,400,301,000 7,777,975,000 146,947,720,000 2,437,348,021,000 Net monetary assets (liabilities) (103,531,962,000) (1,956,008,643,000) (6,505,746,000) (122,911,750,000) (2,078,920,393,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	10,339,320,000	30,411,793,000	0	40,751,113,000
DIESEL	62,526,927,000	973,704,000	0	63,500,631,000
GAS L.P.	66,128,000	0	0	66,128,000
GASOLINA MAGNA SIN	285,562,796,000	0	21,602,602,000	307,165,398,000
GASOLINA PREMIUM	39,063,180,000	0	0	39,063,180,000
TURBOSINA	32,102,124,000	0	0	32,102,124,000
PETRÓLEO CRUDO	0	150,050,618,000	0	150,050,618,000
NAFTAS	0	0	0	0
VENTAS DE CÍAS. SUBSIDIARIAS	0	17,501,802,000	0	17,501,802,000
OTROS REFINADOS	0	8,263,079,000	65,170,696,000	73,433,775,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0			0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	0	5,601,000	0	5,601,000
ASFALTOS	2,974,499,000	0	0	2,974,499,000
PROPILENO Y DERIVADOS	753,735,000	0	0	753,735,000
OTROS REFINADOS	43,900,323,000	0	0	43,900,323,000
FERTILIZANTES				
AMONIACO	605,673,000	0	0	605,673,000
FOSFATADOS	0	1,064,205,000	0	1,064,205,000
NITROGENADOS	0	114,420,000	0	114,420,000
ÁCIDOS	0	3,046,000	0	3,046,000
OTROS FERTILIZANTES	17,207,000	3,093,000	0	20,300,000
ETILENO				
POLIETILENO	0	0	0	0
ÓXIDO DE ETILENO	13,012,070,000	0	0	13,012,070,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	0	33,605,000	0	33,605,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	1,088,279,000	0	0	1,088,279,000
TOTAL	492,012,261,000	208,424,966,000	86,773,298,000	787,210,525,000

59 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 60 of 121 [800007] Annex - Financial derivate instruments Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block] PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of Petróleos Mexicanos and the subsidiary entities, and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to minimize the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that the Industrial Processes segment (before Pemex Industrial Transformation) offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market and therefore does not have internal policies for these DFIs.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 61 of 121 Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block] Fair Value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 62 of 121 Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During the second quarter of 2025 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars. During the second quarter of 2025, none DFIs entered into with this purpose expired. In order to mitigate liquidity risk, during 2024 PEMEX entered into an MXN-USD prepaid swap maturing in 2026. Additionally, PEMEX carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs. For the same purpose, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. The first of these matured during the second quarter of 2025. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 63 of 121 Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the second quarter of 2025, two interest rate matured. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the second quarter of 2025 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be references reference rates for new contracts as of January 1, 2024.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 64 of 121 Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of June 30, 2025 (in thousands of Pesos) TIIE 28D MXN 115,772,775 Debt TIIE 91D MXN 450,000 IFD TIIE 28D MXN 32,900,270 *Note: Notional amounts with maturity after June 30, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by this change. (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 65 of 121 No DFIs used for exchange rate risk hedging matured during the second quarter of 2025. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the four quarter of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$195,404.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 66 of 121 During the second quarter of 2025, none DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the second quarter of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 990,000 barrels for the period between July and October 2025. During the second quarter of 2025, none DFIs entered into with this purpose expired. During the second quarter of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 1,530,000 barrels for the period between May and August 2025. During the second quarter of 2025, 42 DFIs entered into with this purpose expired. In addition to supplying natural gas, the Industrial Processes segment (before Pemex Industrial Transformation) can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service was offered, the company’s Industrial Processes segment (before Pemex Industrial Transformation) had to enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transferred the related price risk derived from the DFI position held with the company’s Industrial Processes segment (before Pemex Industrial Transformation) to financial counterparties by entering into the opposite position DFIs with such parties. As of the second quarter of 2025, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, the company’s Industrial Processes segment (before Pemex Industrial Transformation) DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquid, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the second quarter of 2025, PMI Trading closed nineteen DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. (73,462) recognized under the concept of (Loss) Return in DFIs. During the second quarter of 2025, PMI Trading had thirty-five margin calls, which accounted for a positive net flow of Ps. 33,684. In accordance with the risk management regulatory framework that PMI Trading has implemented, Var and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the MtM of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 67 of 121 issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. During the second quarter of 2025, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the MtM of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the second quarter of 2025. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, the company’s Industrial Processes segment (before Pemex Industrial Transformation) significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, customers of the company’s Industrial Processes segment (before Pemex Industrial Transformation) must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that the company’s Industrial Processes segment (before Pemex Industrial Transformation) may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of the second quarter of 2025, the company’s Industrial Processes segment (before Pemex Industrial Transformation) had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 68 of 121 SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that the company’s Industrial Processes segment (before Pemex Industrial Transformation) has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the second quarter of 2025, the company’s Industrial Processes segment (before Pemex Industrial Transformation) did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity. Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. As of June 30, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (63,976,184) and Ps. (99,768,509), respectively. As of June 30, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

In accordance with established accounting policies, PEMEX has analysed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of June 30, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts.

For the six-months periods ended June 30, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 20,932,405 and Ps. (15,783,317), respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes.

FAIR VALUE OF DFIs

The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

TABLE 1
Interest Rate and Currency Derivatives
(in thousands of pesos, except as noted, as of June 30, 2025)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Interest Rate Swaps	Trading	17,924,544	TERM SOFR 3M = 4.2923% TERM SOFR 6M = 4.1466% DAILY COMPOUNDED SOFR = 4.54%	TERM SOFR 3M = 4.2879% TERM SOFR 6M = 4.1926% DAILY COMPOUNDED SOFR = 4.41%	235,826	215,919	921,024	0	0	17,003,520	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 4.3223%	TERM SOFR 1M = 4.3194%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	133,328,153	MXN = 18.8928 1/EUR = 1.1725 1/GBP = 1.3758 JPY = 144.1868 CHF = 0.7991 Exchange rates against US dollar. UDI = 8.500847 Exchange rate against MXN	MXN = 20.3182 1/EUR = 1.0791 1/GBP = 1.2955 JPY = 151.09839 CHF = 0.8822 Exchange rates against US dollar. UDI = 8.42193 Exchange rate against MXN	12,289,302	1,450,061	28,704,228	37,764,209	25,374,447	4,749,625	27,799,534	8,936,110	0
Currency Options	Hedging	139,080,383	1/EUR = 1.1725 1/GBP = 1.3758 JPY = 144.1868 CHF = 0.7991 Exchange rates against US dollar.	1/EUR = 1.0791 1/GBP = 1.2955 JPY = 151.09839 CHF = 0.8822 Exchange rates against US dollar.	(3,437,254)	(5,020,141)	26,149,430	27,195,521	27,836,179	27,836,179	27,836,179	2,226,894	0
Only cupon swaps	Hedging	25,219,526	1/EUR = 1.1725 Exchange rates against US dollar.	1/EUR = 1.0791 Exchange rates against US dollar.	21,406	(286,519)	0	0	0	25,219,526	0	0	0
Currency Forward	Trading	0	MXN = 18.8928 Exchange rates against US dollar.	MXN = 20.3182 Exchange rates against US dollar.	0	0	0	0	0	0	0	0	0
Prepaid Swap	Trading	73,992,259	MXN = 18.8928 Exchange rates against US dollar.	MXN = 20.3182 Exchange rates against US dollar.	(76,771,680)	(97,808,636)	28,408,493	45,583,766	0	0	0	0	16,811,632

69 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of June 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Crude Oil Options	Hedging	76.44	WTI = 65.11 Brent= 67.61	WTI = 67.94 Brent= 71.47	3,615,471	2,812,682	76.44	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel.

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of June 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Diesel Crack Spread Swaps	Hedging	0.99	N.A.	N.A.	24,630	0	0.99	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0.75	N.A.	N.A.	46,116	14,960	0.75	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel.

TABLE 4
Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity
(in thousands of pesos, except as noted, as of June 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Futures	Trading	(0.1)	94.97	106.87	(15,477)	6,412	(0.1)	0	0	0	0	0	0.0
Exchange Traded Swaps	Trading	(4.8)	66.81	71.20	(14,184	(162,195)	(4.8)	0	0	0	0	0	0.0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps. (250,149)

The information in these tables has been calculated using the exchange rates as of June 30, 2025, Ps. 18.8928 = US$1.00 and as of March 31, 2025, Ps. 20.31820 = US$1.00
The information in these tables has been calculated using the exchange rates as of June 30, 2025, Ps. 22.15181 = EUR $1.00 and as of March 31, 2025, Ps. 21.92537 = EUR $1.00

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 71 of 121 [800100] Notes - Subclassifications of assets, liabilities and equities Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Subclassifications of assets, liabilities and equities [abstract] Cash and cash equivalents [abstract] Cash [abstract] Cash on hand 50,075,581,000 23,028,847,000 Balances with banks 17,930,256,000 29,255,874,000 Total cash 68,005,837,000 52,284,721,000 Cash equivalents [abstract] Short-term deposits, classified as cash equivalents 0 0 Short-term investments, classified as cash equivalents 28,362,744,000 36,557,105,000 Other banking arrangements, classified as cash equivalents 0 0 Total cash equivalents 28,362,744,000 36,557,105,000 Other cash and cash equivalents 0 0 Total cash and cash equivalents 96,368,581,000 88,841,826,000 Trade and other current receivables [abstract] Current trade receivables 119,957,658,000 126,733,175,000 Current receivables due from related parties 0 0 Current prepayments [abstract] Current advances to suppliers 0 0 Current prepaid expenses 0 0 Total current prepayments 0 0 Current receivables from taxes other than income tax 24,283,666,000 44,557,130,000 Current value added tax receivables 0 0 Current receivables from sale of properties 0 0 Current receivables from rental of properties 0 0 Other current receivables 73,711,946,000 62,306,727,000 Total trade and other current receivables 217,953,270,000 233,597,032,000 Classes of current inventories [abstract] Current raw materials and current production supplies [abstract] Current raw materials 0 0 Current production supplies 0 0 Total current raw materials and current production supplies 0 0 Current merchandise 0 0 Current work in progress 1,372,396,000 969,458,000 Current finished goods 90,711,748,000 80,724,998,000 Current spare parts 0 0 Property intended for sale in ordinary course of business 0 0 Other current inventories 6,473,013,000 6,875,533,000 Total current inventories 98,557,157,000 88,569,989,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract] Non-current assets or disposal groups classified as held for sale 0 0 Non-current assets or disposal groups classified as held for distribution to owners 0 0 Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Trade and other non-current receivables [abstract] Non-current trade receivables 0 0 Non-current receivables due from related parties 0 0 Non-current prepayments 0 0 Non-current lease prepayments 0 0 Non-current receivables from taxes other than income tax 0 0 Non-current value added tax receivables 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 72 of 121 Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Non-current receivables from sale of properties 0 0 Non-current receivables from rental of properties 0 0 Revenue for billing 0 0 Other non-current receivables 991,032,000 1,021,778,000 Total trade and other non-current receivables 991,032,000 1,021,778,000 Investments in subsidiaries, joint ventures and associates [abstract] Investments in subsidiaries 0 0 Investments in joint ventures 0 0 Investments in associates 3,716,154,000 2,692,938,000 Total investments in subsidiaries, joint ventures and associates 3,716,154,000 2,692,938,000 Property, plant and equipment [abstract] Land and buildings [abstract] Land 52,922,922,000 53,332,363,000 Buildings 29,877,207,000 26,362,925,000 Total land and buildings 82,800,129,000 79,695,288,000 Machinery 0 0 Vehicles [abstract] Ships 0 0 Aircraft 0 0 Motor vehicles 15,165,934,000 15,734,762,000 Total vehicles 15,165,934,000 15,734,762,000 Fixtures and fittings 0 0 Office equipment 10,754,009,000 8,599,679,000 Tangible exploration and evaluation assets 0 0 Mining assets 0 0 Oil and gas assets 961,751,505,000 997,845,803,000 Construction in progress 486,629,287,000 541,876,222,000 Construction prepayments 0 0 Other property, plant and equipment 6,807,543,000 6,780,958,000 Total property, plant and equipment 1,563,908,407,000 1,650,532,712,000 Investment property [abstract] Investment property completed 0 0 Investment property under construction or development 0 0 Investment property prepayments 0 0 Total investment property 0 0 Intangible assets and goodwill [abstract] Intangible assets other than goodwill [abstract] Brand names 0 0 Intangible exploration and evaluation assets 11,321,104,000 15,573,570,000 Mastheads and publishing titles 0 0 Computer software 0 0 Licences and franchises 0 0 Copyrights, patents and other industrial property rights, service and operating rights 1,475,836,000 1,514,707,000 Recipes, formulae, models, designs and prototypes 0 0 Intangible assets under development 0 0 Other intangible assets 0 0 Total intangible assets other than goodwill 12,796,940,000 17,088,277,000 Goodwill 0 0 Total intangible assets and goodwill 12,796,940,000 17,088,277,000 Trade and other current payables [abstract] Current trade payables 0 0 Current payables to related parties 0 0 Accruals and deferred income classified as current [abstract]

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 73 of 121 Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Deferred income classified as current 0 0 Rent deferred income classified as current 0 0 Accruals classified as current 430,540,235,000 505,989,382,000 Short-term employee benefits accruals 0 0 Total accruals and deferred income classified as current 430,540,235,000 505,989,382,000 Current payables on social security and taxes other than income tax 0 0 Current value added tax payables 0 0 Current retention payables 0 0 Other current payables 0 0 Total trade and other current payables 430,540,235,000 505,989,382,000 Other current financial liabilities [abstract] Bank loans current 291,243,753,000 278,635,015,000 Stock market loans current 214,678,837,000 132,168,475,000 Other current iabilities at cost 23,539,197,000 14,415,027,000 Other current liabilities no cost 0 0 Other current financial liabilities 83,567,475,000 108,972,467,000 Total Other current financial liabilities 613,029,262,000 534,190,984,000 Trade and other non-current payables [abstract] Non-current trade payables 0 0 Non-current payables to related parties 0 0 Accruals and deferred income classified as non-current [abstract] Deferred income classified as non-current 0 0 Rent deferred income classified as non-current 0 0 Accruals classified as non-current 0 0 Total accruals and deferred income classified as non-current 0 0 Non-current payables on social security and taxes other than income tax 0 0 Non-current value added tax payables 0 0 Non-current retention payables 0 0 Other non-current payables 0 0 Total trade and other non-current payables 0 0 Other non-current financial liabilities [abstract] Bank loans non-current 142,243,344,000 182,648,863,000 Stock market loans non-current 1,194,646,626,000 1,350,962,066,000 Other non-current liabilities at cost 0 19,942,809,000 Other non-current liabilities no cost 0 0 Other non-current financial liabilities 0 0 Total Other non-current financial liabilities 1,336,889,970,000 1,553,553,738,000 Other provisions [abstract] Other non-current provisions 159,165,620,000 137,835,561,000 Other current provisions 0 0 Total other provisions 159,165,620,000 137,835,561,000 Other reserves [abstract] Revaluation surplus 0 0 Reserve of exchange differences on translation 24,450,520,000 61,416,390,000 Reserve of cash flow hedges 0 0 Reserve of gains and losses on hedging instruments that hedge investments in equity instruments 0 0 Reserve of change in value of time value of options 0 0 Reserve of change in value of forward elements of forward contracts 0 0 Reserve of change in value of foreign currency basis spreads 0 0 Reserve of gains and losses on financial assets measured at fair value through other comprehensive income 0 0 Reserve of gains and losses on remeasuring available-for-sale financial assets 0 0 Reserve of share-based payments 0 0 Reserve of remeasurements of defined benefit plans 128,972,095,000 224,538,231,000

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 74 of 121 Concept Close Current Quarter 2025-06-30 Close Previous Exercise 2024-12-31 Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale 0 0 Reserve of gains and losses from investments in equity instruments 0 0 Reserve of change in fair value of financial liability attributable to change in credit risk of liability 0 0 Reserve for catastrophe 0 0 Reserve for equalisation 0 0 Reserve of discretionary participation features 0 0 Reserve of equity component of convertible instruments 0 0 Capital redemption reserve 0 0 Merger reserve 0 0 Statutory reserve 0 0 Other comprehensive income 0 0 Total other reserves 153,422,615,000 285,954,621,000 Net assets (liabilities) [abstract] Assets 2,119,702,245,000 2,208,752,583,000 Liabilities 4,125,288,778,000 4,192,528,319,000 Net assets (liabilities) (2,005,586,533,000) (1,983,775,736,000) Net current assets (liabilities) [abstract] Current assets 459,685,722,000 439,554,720,000 Current liabilities 1,214,546,939,000 1,207,523,381,000 Net current assets (liabilities) (754,861,217,000) (767,968,661,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2025-01-01 - 2025-06-30	Accumulated Previous Year 2024-01-01 - 2024-06-30	Quarter Current Year 2025-04-01 - 2025-06-30	Quarter Previous Year 2024-04-01 - 2024-06-30
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	1,088,279,000	1,362,137,000	565,020,000	683,115,000
Revenue from sale of goods	786,122,246,000	814,064,308,000	391,056,002,000	408,844,951,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	787,210,525,000	815,426,445,000	391,621,022,000	409,528,066,000
Finance income [abstract]				
Interest income	7,087,585,000	10,194,451,000	2,318,433,000	3,655,162,000
Net gain on foreign exchange	119,627,066,000	0	119,627,066,000	0
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	20,932,405,000	0	20,932,405,000	0
Other finance income	0	0	0	0
Total finance income	147,647,056,000	10,194,451,000	142,877,904,000	3,655,162,000
Finance costs [abstract]				
Interest expense	79,868,780,000	71,100,482,000	38,466,912,000	37,014,725,000
Net loss on foreign exchange	0	126,295,142,000	(15,057,989,000)	159,683,239,000
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	0	15,783,317,000	1,847,560,000	10,064,456,000
Other finance cost	0	0	0	0
Total finance costs	79,868,780,000	213,178,941,000	25,256,483,000	206,762,420,000
Tax income (expense)				
Current tax	104,778,309,000	78,503,569,000	47,757,904,000	46,710,643,000
Deferred tax	(333,464,000)	12,470,138,000	(453,777,000)	12,394,092,000
Total tax income (expense)	104,444,845,000	90,973,707,000	47,304,127,000	59,104,735,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 76 of 121 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] See annex 813000 Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 77 of 121 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 78 of 121 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS STATED-OWNED PUBLIC COMPANY AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (“Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. The Subsidiary Entities, Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) were productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the “Subsidiary Entities”). The Subsidiary Entities and their primary purposes, were as follows: • Pemex Exploration and Production: This entity was in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells; • Pemex Industrial Transformation: This entity performed activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercialized, distributed and traded methane, ethane and propylene, directly or through others; and • Pemex Logistics: This entity provided transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provided guard and management services. The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities were productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 79 of 121 The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. On October 31, 2024, the Decreto por el que se reforman el párrafo quinto del artículo 25, los párrafos sexto y séptimo del artículo 27 y el párrafo cuarto del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, en materia de áreas y empresas estratégicas (Decree amending Paragraph 5 of Article 5, Paragraphs 6 and 7 of Article 27 and Paragraph 4 of Article 28 of the Mexican Constitution regarding Strategic Enterprises or the “Energy Reform Decree”) was published in the Diario Oficial de la Federación (Official Gazette of the Federation). The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from an empresa productiva del Estado (productive state-owned company) to an Empresa Pública del Estado (state-owned public company), ratifying at the same time, the ownership of the hydrocarbons located Mexico’s subsoil as an asset of the Mexican Nation. On March 18, 2025, the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (the “2025 Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation which took effect on March 19, 2025. According to the 2025 Petróleos Mexicanos Law, Petróleos Mexicanos is wholly owned by the Mexican Government and categorized under the Ministry of Energy (parastatal entity). Petróleos Mexicanos must adhere to the energy policy established by this Ministry of Energy. The 2025 Petróleos Mexicanos Law dissolved Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics effective as of March 19, 2025. All of the assets, liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred at historical cost without gain or loss to, Petróleos Mexicanos who became the successor of the subsidiary entities as a matter of Mexican law. On May 22, 2025, the Board of Directors of Petróleos Mexicanos approved the Estatuto Orgánico de Petróleos Mexicanos (Organic Statute of Petróleos Mexicanos or the “Organic Statute”). The New Organic Statute was published in the Official Gazette of the Federation on May 30, 2025, and became effective on June 1, 2025. The New Organic Statute establishes the new structure and organization of PEMEX. Changes derived from this new structure and how PEMEX’s primary business are now conducted as disclosed in Note 6. Petróleos Mexicanos now operates under a special regulatory framework concerning remuneration, subsidiaries, acquisitions, leases, services, administrative responsibilities, budgeting and debt management. Additionally, PEMEX incorporates sustainability principles, austerity, and accounting practices. Petróleos Mexicanos is not subject to the Ley General de Contabilidad Gubernamental (Governmental Accounting Law) and will continue to report under IFRS Accounting Standards). Under this new legal framework, Petróleos Mexicanos is responsible for strategic activities related exploration and extraction of hydrocarbons and the supply chain activities (import, export, and transformation—including the storage, commercialization, transportation, distribution, and sale of hydrocarbons and their derivatives). Furthermore, Petróleos Mexicanos is involved in research, developing, and implementing activities related to energy sources other than those derived from hydrocarbons, ensuring that those activities are recognized as non-monopolic. The enactment of the 2025 Petróleos Mexicanos Law does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad, where Petróleos Mexicanos is the beneficiary. Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 80 of 121 NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On July 28, 2025, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mr. Óscar René Orozco Piliado, Deputy Director of Accounting and Mr. Ernesto Balcázar Hernández, Associate Managing Director of Accounting. Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of June 30, 2025 and December 31, 2024, and for the three- and six-month periods ended June 30, 2025 and 2024, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. PEMEX estimates that there is no significant impact on its condensed consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, with the exception of the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 17-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos operates as an entity of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos;

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 81 of 121 iii. Employee benefits provision was 33% and 29% of PEMEX’s total liabilities as of June 30, 2025 and December 31, 2024, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the period. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the periods in which any estimates are revised and in any future periods affected by such revision. The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 82 of 121 When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows: • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2024, except for the adoption of new standards effective as of January 1, 2025. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX. NOTE 4. NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standards A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. The following amended standards and interpretations are not expected to have a significant impact on PEMEX’s condensed consolidated interim financial statements: Recently Issued Accounting Standards i. Applicable as of January 1, 2025 • Lack of Exchangeability (Amendments to IAS 21) • Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) • Subsidiaries without Public Accountability Disclosures (IFRS 19)

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 83 of 121 ii. Applicable as of January 1, 2027 • Presentation and Disclosure in Financial Statements (IFRS 18). PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. NOTE 5. SUBSIDIARY COMPANIES As of June 30, 2025 and December 31, 2024, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix)(xii) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv) • KOT Insurance Company, AG. (“KOT”) (iii)(viii) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xi) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xi) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(iv) (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain. (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) This company is in process of liquidation. (xii) This company was liquidated in September 2024. (xiii) This company was liquidated in December 2024.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 84 of 121 NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of June 30, 2024 and December 31, 2024 and PEMEX’s operations were conducted through seven business segments: • Exploration and Production; • Industrial Transformation; • Logistics: • DPRLP, • the Trading Companies; • Corporate; and • Other operating Subsidiary Companies. Effective on June 1, 2025, the New Organic Statute establishes the new structure and organization of PEMEX. Changes derived from this new structure dissolved Exploration and Production, Industrial Transformation and Logistics segments. Therefore, PEMEX’s primary business are now conducted through six segments: • Exploration and Extraction; • Industrial Processes; • Energetic Transformation; • DPRLP; • the Trading Companies; and • Other Companies to support the operation. For the six- and three-month periods ended June 30, 2024, PEMEX presents the operating segments according to the segments used before the corporate reorganization. The primary sources of revenue for PEMEX’s business segments are as described below: • The Exploration and Extraction segment (formerly Exploration and Production) earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 12 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to the Industrial Transformation segment. Additionally, it receives income from drilling services, and servicing and repairing wells. • The Industrial Processes segment (formerly Industrial Transformation) earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. • The Energetic Transformation segment (previously included in the Industrial Transformation segment) earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The Deer Park segment includes DPRLP’s operations, generates revenues from sales of distillates and gasoline in the U.S. market.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 85 of 121 • The Trading Companies segment, which consists of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to the Other Companies to support the operation provides transportation and storage of crude oil, petroleum products and petrochemicals, administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies with industrial activities. Beginning March 19, 2025 this segment includes the Logistics and Corporate activities, previously reported as separate segments. • The Logistics segment (until March 18, 2025) earned income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. Beginning March 19, 2025, this activity is included in the Other Companies to support the operation segment. • The Corporate segment (until March 18, 2025) provided administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. Beginning March 19, 2025, this activity is included in the Other Companies to support the operation segment. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

As of/for the six-month period ended June 30, 2025	Exploration and extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Intersegment eliminations	Total
Sales:								
Trade	Ps.126,009,210	256,729,007	43,014,520	86,773,298	259,927,115	13,669,096	—	Ps.786,122,246
Intersegment	109,304,916	149,458,896	12,817,193	10,157,247	224,281,594	64,035,152	(570,054,998)	—
Services income	8,345	51,809	3,716	—	757,842	266,567	—	1,088,279
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	(37,993,336)	(8,950,886)	6,750,538	—	—	—	—	(40,193,684)
Cost of sales	170,389,112	289,862,435	52,869,419	94,572,264	470,693,725	67,231,106	(557,788,759)	587,829,302
Transfer of good and services	(90,411,716)	82,804,118	16,970,941	—	—	(8,798,859)	(564,484)	—
Gross income (loss)	117,351,739	24,622,273	(7,254,393)	2,358,281	14,272,826	19,538,569	(11,701,756)	159,187,539
Distribution, transportation and sale expenses	97,720	5,887,396	7,070,774	—	32,468	316,864	(2,137,876)	11,267,346
Administrative expenses	21,791,284	21,519,389	4,347,390	982,592	1,788,577	63,292,687	(9,259,968)	104,461,951
Transfer of services	46,139,526	11,022,652	1,237,460	—	—	(58,001,090)	(398,548)	—
Other revenue	10,915,544	1,094,282	976,148	(180,308)	507,452	3,122,067	—	16,435,185
Other expenses	8,531,303	(1,214,077)	(198,329)	—	5,877	198,191	82,571	7,405,536
Operating income	51,707,450	(11,498,804)	(18,735,540)	1,195,381	12,953,356	16,853,984	12,064	52,487,891
Financing income	19,442,739	193,817	17,727	426,661	695,473	109,510,086	(123,198,918)	7,087,585
Financing (cost)	83,128,629	21,481,318	1,576,414	71,636	3,496,866	93,300,771	(123,186,854)	79,868,780
Derivative financial instruments income (cost) , net	47,746,601	124,196	—	—	(326,055)	(26,612,337)	—	20,932,405
Foreign exchange income (loss), net	142,409,542	13,005,044	783,262	—	(223,535)	(36,347,247)	—	119,627,066
Profit (loss) sharing in associates	106,996	—	—	—	9,372,009	52,427,664	(61,540,567)	366,102
Welfare oil duty	103,067,978	—	—	—	—	—	—	103,067,978
Total duties, taxes and other	—	—	—	11,177	1,070,696	294,994	—	1,376,867
Net income (loss)	Ps.75,216,721	(19,657,065)	(19,510,965)	1,539,229	17,903,686	22,236,385	(61,540,567)	Ps.16,187,424
Total current assets	247,158,712	226,084,079	19,331,278	37,324,652	248,371,923	7,585,170,234	(7,903,755,156)	459,685,722
Total non-current assets	870,177,490	205,965,288	13,706,363	31,479,666	135,267,048	(460,446,898)	(57,026,229)	1,660,016,523
Total current liabilities	759,075,024	333,591,352	46,441,519	11,487,143	214,382,380	7,753,239,168	(7,903,669,647)	1,214,546,939
Total long-term liabilities	1,778,803,895	578,171,719	38,613,250	2,754,108	1,824,575	1,777,588,275	(1,267,013,983)	2,910,741,839
Total equity (deficit)	(1,420,542,717)	(479,713,704)	(52,017,128)	54,563,067	167,432,016	(1,485,210,312)	1,209,902,244	(2,005,586,533)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	63,624,507	3,282,488	311,066	1,527,687	139,530	4,512,674	—	73,397,952
Depreciation of rights of use	147,176	1,362,873	476,246	333,115	441,240	306,939	—	3,067,589
Net periodic cost of employee benefits	21,080,428	23,796,800	5,674,891	—	(1,121)	23,728,122	—	74,279,120
Interest income [1]	66,873	196,559	—	142,238	401,099	4,601,820	—	5,408,589
Interest cost [2]	(2,417,123)	1,919,644	—	71,636	2,554,461	70,856,694	—	72,985,312

[1] Included in financing income.
[2] Included in financing cost.

86 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the three-month period ended June 30, 2025	Exploration and extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Intersegment eliminations	Total
Sales:								
Trade	Ps.54,167,767	131,327,830	20,132,588	44,627,707	131,646,697	9,153,413	—	Ps.391,056,002
Intersegment	2,146,794	72,386,982	2,066,820	4,085,918	108,406,353	13,616,273	(202,709,140)	—
Services income	913	30,789	2,287	—	394,286	136,745	—	565,020
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	(28,964,956)	(10,865,572)	5,257,172	—	—	—	—	(34,573,356)
Cost of sales	87,222,437	87,689,472	15,756,588	47,311,295	235,542,289	34,360,873	(201,008,473)	306,874,481
Transfer of good and services	(56,277,312)	48,669,714	16,970,941	—	—	(8,798,859)	(564,484)	—
Gross income (loss)	(3,594,607)	56,520,843	(5,268,662)	1,402,330	4,905,047	(2,655,583)	(1,136,183)	50,173,185
Distribution, transportation and sale expenses	41,069	579,589	6,635,523	—	17,778	249,007	(500,311)	7,022,655
Administrative expenses	8,254,385	8,744,443	4,017,994	581,534	1,094,248	35,230,366	(376,893)	57,546,077
Transfer of services	46,139,526	11,022,652	1,237,460	—	—	(58,001,090)	(398,548)	—
Other revenue	1,370,753	575,033	249,850	31,431	250,813	1,595,181	—	4,073,061
Other expenses	(2,556,795)	(1,104,786)	(2,595,414)	—	2,860	6,890,103	141,285	777,253
Operating (loss) income	(54,102,039)	37,853,978	(14,314,375)	852,227	4,040,974	14,571,212	(1,716)	(11,099,739)
Financing income	459,577	95,278	8,049	209,431	342,085	31,291,696	(30,087,683)	2,318,433
Financing (cost)	31,491,427	920,156	243,197	34,764	1,530,749	34,336,018	(30,089,399)	38,466,912
Derivative financial instruments income (cost) , net	22,412,164	66,358	—	—	48,999	(3,442,676)	—	19,084,845
Foreign exchange income (loss), net	153,814,581	15,932,366	1,867,270	—	(200,661)	(36,728,501)	—	134,685,055
Profit (loss) sharing in associates	106,996	—	—	—	3,490,571	76,153,177	(79,451,943)	298,801
Welfare oil duty	47,225,596	—	—	—	—	—	—	47,225,596
Total duties, taxes and other	—	—	—	9,175	(48,318)	117,674	—	78,531
Net income (loss)	Ps.43,974,256	53,027,824	(12,682,253)	1,017,719	6,239,537	47,391,216	(79,451,943)	Ps.59,516,356
Depreciation and amortization of wells, pipelines, properties, plant and equipment	32,587,239	1,684,453	150,247	706,214	69,531	2,296,248	—	37,493,932
Depreciation of rights of use	71,547	669,795	238,123	164,093	380,473	164,455	—	1,688,486
Net periodic cost of employee benefits	10,368,100	9,576,172	4,937,157	—	(2,679)	11,605,573	—	36,484,323
Interest income [1]	23,111	97,263	—	72,220	198,028	1,817,572	—	2,208,194
Interest cost [2]	(987,293)	998,958	—	34,764	1,080,519	33,473,579	—	34,600,527

[1] Included in financing income.

[2] Included in financing cost.

87 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the six month period ended June 30, 2024	Exploration and extraction	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps.167,641,188	321,320,541	—	75,731,508	237,448,242	—	11,922,829	—	Ps.814,064,308
Intersegment	259,533,761	175,962,347	47,053,985	10,587,880	251,549,157	20,680,704	24,259,194	(789,627,028)	—
Services income	13,198	176,669	247,635	189	909,804	439	14,203	—	1,362,137
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	19,014,931	(36,392,092)	(171,830)	—	—	—	—	—	(17,548,991)
Cost of sales	255,656,439	563,805,165	38,613,054	84,944,760	481,817,572	550,181	30,068,714	(769,704,562)	685,751,323
Gross income (loss)	190,546,639	(102,737,700)	8,516,736	1,374,817	8,089,631	20,130,962	6,127,512	(19,922,466)	112,126,131
Distribution, transportation and sale expenses	331,001	10,200,978	156,381	—	70,287	90,646	32,711	(3,149,384)	7,732,620
Administrative expenses	19,893,862	27,138,630	7,628,389	793,223	1,687,434	40,703,996	3,317,432	(16,686,510)	84,476,456
Other revenue	3,436,975	3,174,426	428,958	7,892	267,312	154,826	1,110,728	—	8,581,117
Other expenses	2,227,199	1,006,202	100,651	39	16,441	73,347	114,370	(85,701)	3,452,548
Operating income	171,531,552	(137,909,084)	1,060,273	589,447	6,582,781	(20,582,201)	3,773,727	(871)	25,045,624
Financing income	37,075,735	541,629	10,009,689	544,536	594,955	114,406,269	1,012,875	(153,991,237)	10,194,451
Financing cost	92,949,387	17,540,997	188,074	94,061	3,575,805	109,327,911	1,416,355	(153,992,108)	71,100,482
Derivative financial instruments (Cost) income, net	(10,739,208)	156,741	—	92,182	(644,612)	(4,648,420)	—	—	(15,783,317)
Foreign exchange (loss) income, net	(20,632,464)	(124,477,013)	(195,264)	—	(458,402)	21,003,651	(1,535,650)	—	(126,295,142)
Profit (loss) sharing in associates	106,495	(481,453)	1,005	—	2,011,406	(260,831,141)	2,448,484	257,010,420	265,216
Total duties, taxes and other	77,700,631	—	2,718,193	48,019	1,528,638	8,639,331	338,895	—	90,973,707
Net (loss) income	Ps.6,692,092	(279,710,177)	7,969,436	1,084,085	2,981,685	(268,619,084)	3,944,186	257,010,420	Ps.(268,647,357)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	63,013,017	5,382,944	3,197,671	1,086,616	136,235	284,137	1,158,009	—	74,258,629
Depreciation of rights of use	160,421	1,566,853	184,726	278,446	349,543	301,264	74,423	—	2,915,676
Net periodic cost of employee benefits	19,412,723	27,750,107	4,532,084	—	1,575	17,267,857	31,314	—	68,995,660
Interest income (1)	101,686	345,114	9,686	168,334	232,728	4,546,423	784,037	—	6,188,008
Interest cost (2)	(2,909,555)	1,545,832	188,052	94,061	2,777,427	64,999,656	1,070,365	—	67,765,838

(1) Included in financing income.
(2) Included in financing cost.

88 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the three-month period ended June 30, 2024	Exploration and extraction	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps.80,381,858	162,876,687	—	36,443,936	125,830,318	—	3,312,152	—	Ps.408,844,951
Intersegment	127,496,911	83,025,869	21,356,659	4,191,797	131,813,310	3,984,549	13,845,389	(385,714,484)	—
Services income	7,062	129,672	125,330	189	413,480	229	7,153	—	683,115
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	26,544,569	(36,447,717)	—	—	—	—	—	—	(9,903,148)
Cost of sales	128,940,546	286,417,550	17,770,354	43,208,832	255,261,210	345,972	13,725,122	(382,103,636)	363,565,950
Gross income (loss)	105,489,854	(76,833,039)	3,711,635	(2,572,910)	2,795,898	3,638,806	3,439,572	(3,610,848)	36,058,968
Distribution, transportation and sale expenses	176,671	6,460,984	75,331	—	44,547	105,190	7,598	(1,633,383)	5,236,938
Administrative expenses	4,980,119	13,130,212	3,113,482	407,525	973,831	21,089,075	2,028,930	(1,971,427)	43,751,747
Other revenue	2,275,170	1,202,875	288,531	4,477	132,892	94,448	333,101	—	4,331,494
Other expenses	1,934,080	628,408	73,329	39	2,875	31	107,510	7,394	2,753,666
Operating (loss) income	100,674,154	(95,849,768)	738,024	(2,975,997)	1,907,537	(17,461,042)	1,628,635	(13,432)	(11,351,889)
Financing income	18,118,052	111,964	5,085,301	294,335	303,587	45,927,650	472,615	(66,658,342)	3,655,162
Financing cost	35,781,051	9,070,167	113,516	59,622	1,705,639	56,110,727	845,777	(66,671,774)	37,014,725
Derivative financial instruments (cost) income, net	3,101,430	134,318	—	50,114	(123,788)	(13,226,530)	—	—	(10,064,456)
Foreign exchange (loss) income, net	(40,337,478)	(143,297,563)	(232,514)	—	(469,194)	25,072,565	(419,055)	—	(159,683,239)
Profit (loss) sharing in associates	118,177	141,501	1,000	—	(3,405,399)	(248,337,275)	(7,991,634)	259,707,949	234,319
Total duties, taxes and other	45,955,816	—	2,048,151	14,297	1,585,992	9,179,826	320,653	—	59,104,735
Net (loss) income	Ps.(62,532)	(247,829,715)	3,430,144	(2,705,467)	(5,078,888)	(273,315,185)	(7,475,869)	259,707,949	Ps.(273,329,563)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	63,013,017	5,382,944	3,197,671	1,086,616	136,235	284,137	1,158,009	—	74,258,629
Depreciation of rights of use	160,421	1,566,853	184,726	278,446	349,543	301,264	74,423	—	2,915,676
Net periodic cost of employee benefits	19,412,723	27,750,107	4,532,084	—	1,575	17,267,857	31,314	—	68,995,660
Interest income (1)	101,686	345,114	9,686	168,334	232,728	4,546,423	784,037	—	6,188,008
Interest cost (2)	(2,909,555)	1,545,832	188,052	94,061	2,777,427	64,999,656	1,070,365	—	67,765,838

(1) Included in financing income.
(2) Included in financing cost.

As of December 31, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Total current assets	Ps.1,122,872,816	225,147,273	294,804,303	32,870,141	287,375,832	2,040,342,693	111,987,963	(3,675,846,301)	Ps.439,554,720
Total non-current assets	938,768,113	590,508,074	127,928,147	34,744,185	130,862,284	(171,049,739)	567,969,098	(450,532,299)	1,769,197,863
Total current liabilities	696,209,532	1,728,102,735	86,307,404	7,891,750	255,198,459	2,051,344,378	58,229,460	(3,675,760,337)	1,207,523,381
Total long-term liabilities	1,934,280,036	575,378,552	71,857,552	1,950,666	1,814,052	1,801,449,926	56,777,221	(1,458,503,067)	2,985,004,938
Total equity (deficit)	(568,848,639)	(1,487,825,940)	264,567,494	57,771,910	161,225,605	(1,983,501,350)	564,950,380	1,007,884,804	(1,983,775,736)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

NOTE 7. REVENUE

For the three- and six- month periods ended June 30, 2025, revenue is presented in accordance with the segments defined under PEMEX's new organizational and structural framework:

A. Revenue disaggregation

For the six-month period ended June 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Total
Geographical market							
2025							
United States	Ps.68,257,019	—	—	86,773,298	59,265,775	1,082,044	Ps.215,378,136
Other	19,940,653	—	—	—	9,759,617	120,562	29,820,832
Europe	37,745,410	—	—	—	12,253,887	—	49,999,297
Local	74,473	256,780,816	43,018,236	—	179,405,678	12,733,057	492,012,260
Total	**Ps.126,017,555**	**256,780,816**	**43,018,236**	**86,773,298**	**260,684,957**	**13,935,663**	**Ps.787,210,525**
Major products and services							
2025							
Crude oil	Ps.125,943,083	—	—	—	6,535,415	—	Ps.132,478,498
Gas	66,127	—	36,695,864	2,742,313	16,787,238	—	56,291,542
Refined petroleum products	—	253,921,010	—	21,602,602	236,596,241	—	512,119,853
Other	—	2,807,997	6,318,656	62,428,383	8,221	13,669,096	85,232,353
Services	8,345	51,809	3,716	—	757,842	266,567	1,088,279
Total	**Ps.126,017,555**	**256,780,816**	**43,018,236**	**86,773,298**	**260,684,957**	**13,935,663**	**Ps.787,210,525**
Timing of revenue recognition							
2025							
Products transferred at a point in time	Ps.126,009,210	256,780,816	28,532,307	86,773,298	259,927,115	13,927,367	771,950,113
Products and services transferred over the time	8,345	—	14,485,929	—	757,842	8,296	15,260,412
Total	**Ps.126,017,555**	**256,780,816**	**43,018,236**	**86,773,298**	**260,684,957**	**13,935,663**	**787,210,525**

90 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the three-month period ended June 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Total
Geographical market							
2025							
United States	Ps.33,473,062	—	—	44,627,707	27,294,927	(191)	Ps.105,395,505
Other	6,428,814	—	—	—	4,651,432	56,769	11,137,015
Europe	14,235,367	—	—	—	7,623,523	—	21,858,890
Local	31,436	131,358,583	20,134,911	—	92,471,101	9,233,581	253,229,612
Total	**Ps.54,168,679**	**131,358,583**	**20,134,911**	**44,627,707**	**132,040,983**	**9,290,159**	**Ps.391,621,022**
Major products and services							
2025							
Crude oil	Ps.54,137,243	—	—	—	1,664,904	—	Ps.55,802,147
Gas	30,523	—	15,710,337	1,300,856	9,377,718	—	26,419,434
Refined petroleum products	—	128,519,798	(1,895,724)	13,151,069	152,025,885	—	291,801,028
Other	—	2,807,996	6,318,011	30,175,782	(31,421,810)	9,153,414	17,033,393
Services	913	30,789	2,287	—	394,286	136,745	565,020
Total	**Ps.54,168,679**	**131,358,583**	**20,134,911**	**44,627,707**	**132,040,983**	**9,290,159**	**Ps.391,621,022**
Timing of revenue recognition							
2025							
Products transferred at a point in time	Ps.54,167,765	131,358,583	14,414,739	44,627,707	131,646,696	9,287,728	Ps.385,503,218
Products and services transferred over the time	914	—	5,720,172	—	394,287	2,431	6,117,804
Total	**Ps.54,168,679**	**131,358,583**	**20,134,911**	**44,627,707**	**132,040,983**	**9,290,159**	**Ps.391,621,022**

91 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the six- and three-month periods ended June 30, 2024, PEMEX presents the operating segments according to the segments used before the corporate reorganization.

For the six-month period ended June 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Intersegment eliminations	Total
Geographical market								
2024								
United States	Ps.96,756,643	—	—	75,731,697	65,649,467	—	811,609	Ps.238,949,416
Other	36,025,623	—	—	—	13,092,036	—	222,843	49,340,502
Europe	34,799,292	—	—	—	9,149,300	—	—	43,948,592
Local	72,828	321,497,210	247,635	—	150,467,243	439	10,902,580	483,187,935
Total	**Ps.167,654,386**	**321,497,210**	**247,635**	**75,731,697**	**238,358,046**	**439**	**11,937,032**	**Ps.815,426,445**
Major products and services								
2024								
Crude oil	Ps.167,581,559	—	—	—	5,465,724	—	—	Ps.173,047,283
Gas	59,629	27,504,727	—	—	8,865,441	—	—	36,429,797
Refined petroleum products	—	284,534,147	—	53,347,376	220,926,956	—	—	558,808,479
Other	—	9,281,667	—	22,384,132	2,190,121	—	11,922,829	45,778,749
Services	13,198	176,669	247,635	189	909,804	439	14,203	1,362,137
Total	**Ps.167,654,386**	**321,497,210**	**247,635**	**75,731,697**	**238,358,046**	**439**	**11,937,032**	**Ps.815,426,445**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps.167,641,188	314,036,908	247,635	75,731,508	237,448,242	—	11,922,829	Ps.807,028,310
Products and services transferred over the time	13,198	7,460,302	—	189	909,804	439	14,203	8,398,135
Total	**Ps.167,654,386**	**321,497,210**	**247,635**	**75,731,697**	**238,358,046**	**439**	**11,937,032**	**Ps.815,426,445**

92 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

For the three-month period ended June 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Intersegment eliminations	Total
Geographical market								
2024								
United States	Ps.48,224,823	—	—	36,444,125	32,925,569	—	340,753	Ps.117,935,270
Other	17,168,338	—	—	—	8,191,343	—	109,926	25,469,607
Europe	14,963,126	—	—	—	4,181,483	—	—	19,144,609
Local	32,633	163,006,359	125,330	—	80,945,403	229	2,868,626	246,978,580
Total	**Ps.80,388,920**	**163,006,359**	**125,330**	**36,444,125**	**126,243,798**	**229**	**3,319,305**	**Ps.409,528,066**
Major products and services								
2024								
Crude oil	Ps.80,356,287	—	—	—	1,671,627	—	—	Ps.82,027,914
Gas	25,571	10,779,929	—	—	3,039,975	—	—	13,845,475
Refined petroleum products	—	142,925,672	—	24,604,116	118,997,748	—	—	286,527,536
Other	—	9,171,086	—	11,839,820	2,120,968	—	3,312,152	26,444,026
Services	7,062	129,672	125,330	189	413,480	229	7,153	683,115
Total	**Ps.80,388,920**	**163,006,359**	**125,330**	**36,444,125**	**126,243,798**	**229**	**3,319,305**	**Ps.409,528,066**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps.80,381,858	160,964,803	125,330	36,443,936	125,830,318	—	3,312,152	Ps.407,058,397
Products and services transferred over the time	7,062	2,041,556	—	189	413,480	229	7,153	2,469,669
Total	**Ps.80,388,920**	**163,006,359**	**125,330**	**36,444,125**	**126,243,798**	**229**	**3,319,305**	**Ps.409,528,066**

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue.

Products / services	Nature, performance obligations	Timing of revenue recognition
Crude oil sales	Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term ("FOB" Incoterm). Crude oil sale contracts consider possible customers' claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each	Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price,

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PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 94 of 121 Products / services Nature, performance obligations Timing of revenue recognition period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil. which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period. Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days. Services In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 95 of 121 Products / services Nature, performance obligations Timing of revenue recognition When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims. Other products There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. B. Accounts receivable in the statement of financial position As of June 30, 2025 and December 31, 2024, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 119,957,658 and Ps. 126,733,175, respectively (see Note 10). C. Practical expedients i. Significant financial component, less than one year PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 96 of 121 When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice. NOTE 8. FINANCIAL INSTRUMENTS A. Accounting classifications and fair values of financial instruments- The following tables present information about PEMEX’s carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of June 30, 2025 and December 31, 2024. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value. Additionally, as of June 30, 2025 and December 31, 2024, the disclosure of the fair value for the lease obligations is not required. Carrying amount Fair value hierarchy As of June 30, 2025 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 19,591,291 — — — — 19,591,291 — 19,591,291 — 19,591,291 Total 19,591,291 — — — — 19,591,291 Financial assets not measured at fair value Cash and cash equivalents — — — 96,368,581 — 96,368,581 — — — — Customers — — — 119,957,658 — 119,957,658 — — — — Officials and employees — — — 5,831,951 — 5,831,951 — — — — Sundry debtors — — — 40,441,699 — 40,441,699 — — — — Investments in associates — — — 3,716,154 — 3,716,154 — — — — Notes receivable — — — 991,032 — 991,032 — — — — Mexican Government Bonds — — — 25,078,357 — 25,078,357 25,082,674 — — 25,082,674 Other assets — — — 4,588,784 — 4,588,784 — — — — Total — — — 296,974,216 — 296,974,216 Financial liabilities measured at fair value Derivative financial instruments (83,567,475) — — — — (83,567,475) — (83,567,475) — (83,567,475) Total (83,567,475) — — — — (83,567,475) Financial liabilities not measured at fair value Suppliers — — — — (430,540,235) (430,540,235) — — — — Accounts and accrued expenses payable — — — — (76,573,050) (76,573,050) — — — — Leases — — — — (45,719,736) (45,719,736) — — — — Debt — — — — (1,866,351,757) (1,866,351,757) — (1,697,571,704) — (1,697,571,704) Total — — — — (2,419,184,778) (2,419,184,778)

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

	Carrying amount						Fair value hierarchy			
As of December 31, 2024	**FVTPL**	**FVOCI – debt instruments**	**FVOCI – equity instruments**	**Financial assets at amortized cost**	**Other financial liabilities**	**Total carrying amount**	**Level 1**	**Level 2**	**Level 3**	**Total**
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	–	–	–	–	9,203,958	–	9,203,958	–	9,203,958
Equity instruments [1]	–	–	962,783	–	–	962,783	–	962,783	–	962,783
Total	9,203,958	–	962,783	–	–	10,166,741				
Financial assets not measured at fair value										
Cash and cash equivalents	–	–	–	88,841,826	–	88,841,826	–	–	–	–
Customers	–	–	–	126,733,175	–	126,733,175	–	–	–	–
Officials and employees	–	–	–	5,541,324	–	5,541,324	–	–	–	–
Sundry debtors	–	–	–	26,789,620	–	26,789,620	–	–	–	–
Investments in associates	–	–	–	2,692,938	–	2,692,938	–	–	–	–
Notes receivable	–	–	–	1,021,778	–	1,021,778	–	–	–	–
Mexican Government Bonds	–	–	–	35,875,353	–	35,875,353	35,279,002	–	–	35,279,002
Other assets	–	–	–	7,927,877	–	7,927,877	–	–	–	–
Total	–	–	–	295,423,891	–	295,423,891				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	–	–	–	–	(108,972,467)	–	(108,972,467)	–	(108,972,467)
Total	(108,972,467)	–	–	–	–	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	–	–	–	–	(505,989,382)	(505,989,382)	–	–	–	–
Accounts and accrued expenses payable	–	–	–	–	(72,773,222)	(72,773,222)	–	–	–	–
Leases	–	–	–	–	(46,825,266)	(46,825,266)	–	–	–	–
Debt	–	–	–	–	(1,978,772,255)	(1,978,772,255)	–	(1,745,481,072)	–	(1,745,481,072)
Total	–	–	–	–	(2,604,360,125)	(2,604,360,125)				

[1] Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

97 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 98 of 121 Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX’s applicable financial assets and financial liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. C. Fair value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments (DFIs) as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX’s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weighs the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 99 of 121 D. Accounting treatment applied and impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the condensed consolidated interim statement of comprehensive income. As of June 30, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (63,976,184) and Ps. (99,768,509), respectively. As of June 30, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of June 30, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the six-months periods ended June 30, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps.20,932,405 and Ps. (15,783,317), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. E. TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be references reference rates for new contracts as of January 1, 2024. Petróleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amounts As of June 30,2025 (in thousands of Pesos) TIIE 28D MXN 115,772,775 Debt TIIE 91D MXN 450,000 DFI TIIE 28D MXN 32,900,270 *Note: Notional amounts with maturity after June 30, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by this change.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 100 of 121 NOTE 9. CASH AND CASH EQUIVALENTS As of June 30, 2025 and December 31, 2024, cash and cash equivalents were as follows: June 30, December 31, 2025 2024 Cash on hand and in banks (1) Ps. 68,005,837 Ps. 52,284,721 Highly liquid investments (2) 28,362,744 36,557,105 Total of cash and cash equivalents Ps. 96,368,581 Ps. 88,841,826 (1)Cash on hand and in banks is primarily composed of cash in banks. (2)Mainly composed of short-term Mexican Government investments. NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING RECEIVABLE As of June 30, 2025 and December 31, 2024, accounts receivable and other receivables were as follows: A. Customers June 30, December 31, 2025 2024 Domestic customers Ps. 92,617,290 Ps. 86,225,287 Export customers 27,340,368 40,507,888 Total customers, net (1) Ps. 119,957,658 Ps. 126,733,175 (1) As of June 30, 2025 and December 31, 2024, total customers included impairment for Ps.(27,341,108) and Ps. (24,396,666) respectively. For the six-month period ended June 30, 2025 and for the twelve-month period ended December 31, 2024, the amount of impairment recognized in the statement of comprehensive income was Ps.(2,944,442) and Ps. (15,438,558), respectively. B. Other financing and non-financing receivable June 30, December 31, 2025 2024 Other financing receivables: Sundry debtors (1) Ps. 40,441,699 Ps. 26,789,620 Employees and officers 5,831,951 5,541,324 Total other financing receivables Ps. 46,273,650 Ps. 32,330,944 Other non-financing receivables: Taxes to be recovered and prepaid taxes Ps. 34,559,264 Ps. 63,432,179 Special Tax on Production and Services 11,958,400 6,135,511 Other accounts receivable 5,204,298 4,965,223 Total other non-financing receivables Ps. 51,721,962 Ps. 74,532,913 (1)Includes Ps.(976,833) and Ps. (788,453) of impairment, as of June 30, 2025 and December 31, 2024, respectively.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 101 of 121 NOTE 11. INVENTORIES As of June 30, 2025 and December 31, 2024, inventories were as follows: June 30, December 31, 2025 2024 Refined and petrochemicals products Ps. 48,687,977 Ps. 43,950,469 Crude oil 29,020,545 18,645,592 Products in transit 14,279,549 18,984,729 Materials and products in stock 6,245,946 6,320,011 Materials in transit 227,067 555,522 Gas and condensate products 96,073 113,666 Total Ps. 98,557,157 Ps. 88,569,989

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

NOTE 12. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of June 30, 2025, 2024 and December 31, 2024, wells, pipelines, properties, plant and equipment, net, is presented as follows:

	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress [1]	Land	Total fixed assets
Investment											
Balances as of January 1, 2024	Ps. 1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps. 4,395,700,057
Acquisitions	4,184,350	3,992,350	2,495,830	23,945,850	6,970	34,420	876,130	429,130	92,933,750	—	128,898,780
Reclassifications	596,770	—	488,180	1,148,690	51,250	(550,380)	309,580	51,810	(7,470)	—	2,088,430
Capitalization	15,917,040	—	219,830	30,853,870	906,090	—	292,640	26,830	(48,243,720)	27,420	—
Disposals	(552,510)	—	(990)	—	(13,500)	—	(883,250)	(209,220)	(3,430,000)	(5,080)	(5,094,550)
Translation effect	10,789,180	—	(827,820)	—	865,680	—	66,190	324,360	16,092,850	196,530	27,506,970
Balances as of June 30, 2024	**Ps. 1,101,922,279**	**22,906,145**	**493,819,592**	**1,751,161,004**	**75,772,492**	**424,743,060**	**54,206,427**	**33,611,347**	**537,850,176**	**53,107,165**	**Ps. 4,549,099,687**
Balances as of January 1, 2024	Ps. 1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps. 4,395,700,057
Acquisitions	11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications	1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization	44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals	(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect	23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps. 1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**Ps. 4,773,301,181**
Acquisitions	4,041,750	668,550	2,242,850	18,115,280	740	520,240	2,500,900	390,220	29,155,370	—	57,635,900
Reclassifications	439,360	—	522,330	—	—	(441,590)	(1,390)	48,747	—	—	567,457
Capitalization	35,739,410	—	2,721,580	13,543,470	4,992,210	—	496,170	129,150	(57,621,990)	—	—
Disposals	(834,900)	(68,410)	(794,720)	(10,940)	(7,510)	(14,800)	(302,700)	(80,880)	(859,150)	(215,670)	(3,189,680)
Translation effect	(10,009,810)	—	(250,910)	—	(1,049,210)	—	(82,420)	(297,530)	(24,284,900)	(193,770)	(36,168,550)
Balances as of June 30, 2025	**Ps. 1,176,464,509**	**24,907,615**	**511,691,502**	**1,881,254,744**	**81,786,742**	**428,743,170**	**58,068,777**	**34,382,874**	**541,923,440**	**52,922,935**	**Ps. 4,792,146,308**
Accumulated depreciation and amortization											
Balances as of January 1, 2024	Ps. (785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps. (2,913,377,891)
Depreciation and amortization	(16,226,649)	(350,870)	(5,582,490)	(42,484,220)	(876,000)	(7,073,410)	(797,140)	(867,850)	—	—	(74,258,629)
Reclassifications	(117,840)	—	(488,180)	(1,148,790)	(18,750)	46,270	(309,430)	(51,810)	100	—	(2,088,430)
(Impairment)	(37,860,556)	—	(4,202,050)	(7,932,150)	—	(2,393,760)	—	—	(1,428,080)	—	(53,816,596)
Reversal of impairment	8,301,490	—	2,143,360	14,728,060	—	5,537,470	62,440	—	5,494,785	—	36,267,605
Disposals	437,904	—	970	—	6,200	—	880,180	130,944	—	—	1,456,198
Translation effect	(6,453,850)	—	834,640	—	(404,820)	—	(32,060)	(74,000)	—	—	(6,130,090)
Balances as of June 30, 2024	**Ps. (837,472,130)**	**(7,247,454)**	**(316,156,525)**	**(1,378,726,063)**	**(49,861,576)**	**(304,715,540)**	**(47,130,923)**	**(17,771,008)**	**(52,866,614)**	**—**	**Ps. (3,011,947,833)**
Balances as of January 1, 2024	Ps. (785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps. (2,913,377,891)
Depreciation and amortization	(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications	(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)	(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment	46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals	4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect	(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps. (901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**Ps. (3,122,768,469)**
Depreciation and amortization	Ps. (14,956,200)	(239,210)	(5,964,120)	(43,854,360)	(816,410)	(5,859,610)	(845,050)	(862,992)	—	—	Ps. (73,397,952)
Reclassifications	(6,630)	1,220	(522,330)	—	—	7,270	(1,750)	(45,237)	—	—	(567,457)
(Impairment)	(22,740,200)	—	(10,025,500)	(15,956,570)	(42,890)	(10,210,580)	—	—	(2,048,694)	—	(61,024,434)
Reversal of impairment	18,524,140	—	—	1,894,170	—	—	—	—	412,440	—	20,830,750
Disposals	400,860	68,330	749,470	—	7,360	12,000	302,500	78,200	—	—	1,618,720
Translation effect	6,295,220	—	253,340	—	413,340	—	37,580	71,461	—	—	7,070,941
Balances as of June 30, 2025	**Ps. (914,065,879)**	**(7,743,904)**	**(342,445,345)**	**(1,471,109,193)**	**(51,926,196)**	**(319,235,710)**	**(47,352,083)**	**(19,230,138)**	**(55,129,453)**	**—**	**Ps. (3,228,237,901)**
Wells, pipelines, properties, plant and equipment—net as of June 30, 2024	**Ps. 264,450,149**	**15,658,691**	**177,663,067**	**372,434,941**	**25,910,916**	**120,027,520**	**7,075,504**	**15,840,339**	**484,983,562**	**53,107,165**	**1,537,151,854**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2024	**Ps. 245,505,630**	**16,733,231**	**180,314,167**	**436,414,501**	**26,362,916**	**125,494,530**	**8,612,854**	**15,721,597**	**542,040,911**	**53,332,375**	**1,650,532,712**
Wells, pipelines, properties, plant and equipment—net as of June 30, 2025	**Ps. 262,398,630**	**17,163,711**	**169,246,157**	**410,145,551**	**29,860,546**	**109,507,460**	**10,716,694**	**15,152,736**	**486,793,987**	**52,922,935**	**1,563,908,407**
Depreciation rates	3 to 5%	5%	2 to 7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	
Estimated useful lives	20 to 35	20	15 to 45	—	33 to 35	25	3 to 10	5 to 25	—	—	

[1] Mainly wells, pipelines and plants.

102 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 103 of 121 A. For the six-month period ended June 30, 2025 and 2024, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps. 3,114,120 and Ps. 4,767,020, respectively. Financing cost rates during the six-month period ended June 30, 2025 and 2024 were 8.35% to 14.11% and 7.82% to 18.68%, respectively. B. The combined depreciation of fixed assets and amortization of wells for the six-month period ended June 30, 2025 and 2024, recognized in operating costs and expenses, was Ps. 73,397,952 and Ps. 74,258,629, respectively. These figures include costs related to plugging and abandonment of wells, for the six-month period ended June 30, 2025 and 2024 of Ps. 3,768,993 and Ps. 91,114, respectively. C. As of June 30, 2025 and December 31, 2024, provisions relating to future plugging of wells costs amounted to Ps. 112,113,025 and Ps. 115,514,750, respectively, and are presented in the “Provisions for plugging of wells” (see Note 16). D. For the six-month period ended June 30, 2025 and 2024, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (29,097,609) and Ps. 21,376,880, respectively, which was mainly plant. E. For the six-month period ended June 30, 2025 and 2024, PEMEX recognized a net impairment of Ps. (40,193,684) and Ps. (17,548,991), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows: For the six-month period ended June 30, 2025 2024 (Impairment) / Reversal of impairment, net Exploration and Production (formerly Pemex Exploration and Production) Ps. (37,993,336) Ps. 19,014,931 Industrial Processes and Energy Transformation (formerly Pemex Industrial Transformation) (2,200,348) (36,392,092) Pemex Logistics — (171,830) (Impairment), net Ps. (40,193,684) Ps. (17,548,991)

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Cash-Generating Unit of Exploration and Extraction

During the six-month period ended June 30, 2025 and 2024, the Exploration and Extraction segment recognized a net impairments of Ps. (37,993,336) and Ps. 19,014,931, respectively, shown by CGUs as follows:

	2025	2024
Cantarell	Ps. (13,920,150)	Ps. 15,095,434
Tsimin Xux	(8,497,809)	(8,383,807)
Ogarrio Magallanes	(6,073,181)	(3,939,798)
Antonio J. Bermúdez	(3,604,799)	385,159
Lakach	(2,996,233)	2,845,690
Burgos	(1,456,273)	546,186
Santuario CEE	(1,375,273)	—
Ayin Alux	(111,656)	2,516,348
Aceite Terciario del Golfo	—	7,032,771
Tamaulipas Constituciones	—	1,665,580
Arenque	—	1,185,779
Poza Rica	—	108,370
Cuenca Macuspana	—	35,600
Misión CEE	42,038	(78,381)
Total	**Ps. (37,993,336)**	**Ps. 19,014,931**

As of June 30, 2025, the Exploration and Extraction segment recognized a net impairment of Ps. (37,993,336) mainly due: (i) a negative effect in crude oil prices of Ps. 73,871,593, mainly in the Cantarell, Lakach, Burgos and Tsimin Xux CGUs; (ii) an increase in production costs generating a negative effect of Ps. 11,235,927, mainly in the Ogarrio Sanchez Magallanes, Tsimin Xux and Cantarell CGUs; and (iii) a negative effect of Ps. 8,060,149 due to the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 18.8928 = U.S.$1.00 as of June 30, 2025. These effects were partially offset by (i) a decrease in the discount rate of Ps. 43,206,307 from 10.86% as of December 31, 2024 to 9.72% as of June 30, 2025; (ii) a positive tax effect of Ps. 7,378,133 due to a lower tax base due to the decrease in prices and production costs; and (iii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps. 4,589,893.

As of June 30, 2024, Pemex Exploration and Production recognized a net reversal of impairment of Ps.19,014,931 mainly due to: (i) an increase in crude oil prices, generating a positive effect of Ps. 44,797,611 mainly in the Cantarell, Aceite Terciario del Golfo and Tamaulipas Constituciones CGUs; (ii) a positive effect of Ps.18,466,156, due to the fluctuations of the exchange rate from Ps.16.9220 = U.S.$1.00 as of December 31, 2023, to Ps.18.3773 = U.S.$1.00 as of June 30, 2024; and (iii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps.11,465,783, due to changes in operational strategy such as the case of the Cantarell CGU in the exploitation of the gas cap. These effects were partially offset by (i) an increase in the discount rate of Ps.37,235,627, from 9.93% in December 31, 2023 to 10.44% in June 30, 2024; (ii) a negative tax effect of Ps.11,496,977, due to an increase in tax base, resulting from higher prices and volume at the Tsimin Xux and Ogarrio –

104 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Magallanes CGUs; and (iii) higher expenses in the period generating a negative result of Ps.6,982,015, mainly Tsimin Xux and Ogarrio – Magallanes CGUs.

The CGUs of Exploration and Extraction are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Exploration and Extraction determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex Exploration and Production's proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2025	2024
Average crude oil price	60.78 U.S.$/bl	65.81 U.S.$/bl
Average gas price	3.99 U.S.$/mpc	4.92 U.S.$/mpc
Average condensates price	67.39 U.S.$/bl	74.92 U.S.$/bl
After-tax discount rate	9.72% annual	10.44% annual

For the six-month period ended June 30, 2025 and 2024 the total forecast production, calculated with a horizon of 25 years, was 6,591 Billion barrels per day (Bbd) and 6,682 Bbd per day of crude oil equivalent, respectively.

Exploration and Extraction, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

105 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

As of June 30, 2025 and 2024, values in use for CGU are:

| | 2025 | 2024 |
|---|---|---|
| Aceite Terciario del Golfo | Ps. 59,818,214 | Ps. 34,325,751 |
| Tsimin Xux | 31,916,156 | 24,453,758 |
| Ogarrio Magallanes | 28,561,758 | 28,348,410 |
| Antonio J. Bermúdez | 25,680,550 | 25,737,767 |
| Tamaulipas Constituciones | 13,461,553 | 6,024,454 |
| Poza Rica | 9,873,370 | 6,716,573 |
| Arenque | 6,587,176 | 3,658,416 |
| Cantarell | 5,826,250 | 33,149,103 |
| Lakach | 1,960,612 | 4,086,521 |
| Cuenca de Macuspana | 1,392,556 | 593,807 |
| Santuario | 760,363 | — |
| Ayin Alux | 569,486 | 4,955,853 |
| Chuc | — | 62,681,511 |
| Crudo Ligero Marino | — | 33,518,405 |
| Ixtal-Manik | — | 13,840,302 |
| Burgos | — | 3,776,739 |
| **Total** | **Ps. 186,408,044** | **Ps. 285,867,370** |

106 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

Cash-Generating Units of Industrial Processes and Energy Transformation (before Pemex Industrial Transformation)

During the six-month period ended June 30, 2025 and 2024, recognized a net impairment of Ps.(2,200,349) and Ps.(36,392,092), respectively, shown by CGUs as follows:

	2025	2024
Cadereyta Refinery	Ps. (7,724,245)	Ps. —
Salina Cruz Refinery	(6,408,822)	—
Salamanca Refinery	(3,879,630)	393
Madero Refinery	(289,501)	(5,039,912)
Minatitlán Refinery	(226,982)	(15,146,588)
Gas Burgos Gas Processor Complex	—	(1,729,422)
Cangrejera Petrochemical Complex	—	106
Gas Arenque Processor Complex	2,154	(2,420)
Matapionche Gas Processor Complex	3,025	(45,226)
Gas Poza Rica Processor Complex	13,667	69,066
Cangrejera Ethylene Complex	55,298	(486,975)
Pajaritos Ethylene Complex	97,160	55,743
La Venta Gas Processor Complex	128,351	(450,034)
Coatzacoalcos Gas Processor Complex	226,723	(952,880)
Cactus Gas Processor Complex	1,020,168	(2,983,894)
Morelos Petrochemical Complex	1,167,663	(1,179,313)
Ciudad Pemex Gas Processor Complex	1,423,670	(5,265,217)
Cosoleacaque Petrochemical Complex	1,551,778	(1,985,563)
Nuevo Pemex Gas Processor Complex	2,433,853	(1,141,900)
Tula Refinery	8,205,321	(108,056)
Total	**Ps. (2,200,349)**	**Ps. (36,392,092)**

As of June 30, 2025, the Industrial Processes and Energy Transformation (before Pemex_Industrial Transformation) segments recognized the net impairment of Ps.(2,200,349) due to the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 18.8928 = U.S.$1.00 as of June 30, 2025 and a decrease in the discount rate of CGUs of refined products from 14.75% as of December 31, 2024 to 13.21% as of June 30, 2025.

As of June 30, 2024, Industrial Transformation recognized a net impairment of Ps.(36,392,092) due to a (i) decrease in estimated gross income as a result of adverse operation conditions and market situation; (ii) an increase in the discount rate of CGUs of refined products from 13.68% as of December 31, 2023 to 14.50% as of June 30, 2024, and (iii) variations in the exchange rate used in the projected cash-flows from Ps.16.9220 = U.S.$1.00 as of December 31, 2023 to Ps.18.3773 = U.S. $1.00 as of June 30, 2024.

107 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

To determine the value in use of long-lived assets associated with the CGUs of Industrial Processes and Energy Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of June 30,									
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	Refining		Gas		Petrochemicals		Ethylene		Fertilizers	
Average crude oil Price (U.S.$)	101.75	105.12	N.A.		N.A.		N.A.		N.A	
Processed volume [1]	885 mbd	1,029 mbd	2,487 mmpcd of humid gas	2,424 mmpcd of humid gas	Variable because the load inputs are diverse					
Rate of U.S.$	$18.8928	$18.3773	$18.8928	$18.3773	$18.8928	$18.3773	$18.8928	$18.3773	$18.8928	$18.3773
Useful lives of the cash-generating units (year average)	12	11	8	6	8	5	8	5	15	5
Pre-tax discount rate	13.21%	14.50%	14.28%	14.12%	10.52%	10.85%	10.52%	10.85%	11.96%	11.87%
Period [2]	2025 -2036	2024-2034	2025 - 2032	2024-2029	2025 - 2032	2024-2028	2025 - 2032	2024-2028	2025 - 2039	2024-2028

[1] Average of the first four years.

[2] The first five years are projected and stabilize at year six.

N.A. = Not applicable

CGUs in Industrial Processes and Energy Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Industrial Processes and Energy Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of June 30, 2025 and 2024, the value in use for the impairment of fixed assets was as follows:

	2025	2024
Tula Refinery	Ps. 32,713,039	Ps. 47,008,486
Salamanca Refinery	21,870,250	36,234,540
Cadereyta Refinery	21,364,001	—
Salina Cruz Refinery	13,313,915	79,920,687
Cangrejera Ethylene Complex	10,406,680	—
Nuevo Pemex Gas Processor Complex	10,133,615	6,734,674
Ciudad Pemex Gas Processor Complex	7,348,025	6,278,504
Cactus Gas Processor Complex	6,002,310	4,360,278
Independencia Petrochemical Complex	4,906,321	—
Burgos Gas Processor Complex	1,652,472	—
Morelos Petrochemicals Complex	1,645,677	—
Coatzacoalcos Gas Processor Complex	1,212,199	905,502
La Venta Gas Processor Complex	1,189,134	980,146
Pajaritos Ethylene Complex	184,970	—
Total	**Ps. 133,942,608**	**Ps. 182,422,817**

108 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

NOTE 13. INTANGIBLE ASSETS, NET

As of June 30, 2025 and 2024, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 12,796,940 and Ps. 17,088,277, respectively as follows:

A. Wells unassigned to a reserve

	June 30,	
	2025	2024
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps. 15,573,570	Ps. 18,940,360
Additions to construction in progress	4,102,723	32,273,388
Transfers against expenses	(3,363,914)	(25,944,025)
Transfers against fixed assets	(4,991,275)	(9,696,153)
Balance at the end of the period	**Ps. 11,321,104**	**Ps. 15,573,570**

For the six-month period ended June 30, 2025 and 2024, PEMEX recognized expenses related to unsuccessful wells of Ps. 10,512,451 and Ps. 18,453,255, respectively, directly in its statement of comprehensive income.

B. Other intangible assets

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2025	Ps. 7,183,553	1,949,820	Ps. 9,133,373
Additions	61,137	10,066	71,203
Effects of foreign exchange	11,332	(132,626)	(121,294)
	7,256,022	1,827,260	9,083,282
Amortization accumulated			
Balance as of January 1, 2025	Ps. (6,779,294)	(839,372)	Ps.(7,618,666)
Amortization	(82,147)	(14,847)	(96,994)
Effects of foreign exchange	50,575	57,639	108,214
	(6,810,866)	(796,580)	(7,607,446)
Balance as of June 30, 2025	**Ps. 445,156**	**1,030,680**	**Ps. 1,475,836**
Useful lives	**1 to 3 years**	**Up to 36 years**	

109 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2024	Ps. 6,562,014	1,587,720	Ps. 8,149,734
Additions	292,882	31,843	324,725
Effects of foreign exchange	50,866	140,204	191,070
	6,905,762	1,759,767	8,665,529
Amortization accumulated			
Balance as of January 1, 2024	Ps. (6,060,212)	(679,063)	Ps.6,739,275)
Amortization	(164,290)	(11,784)	(176,074)
Effects of foreign exchange	(50,944)	(59,163)	(110,107)
	(6,275,446)	(750,010)	(7,025,456)
Balance as of June 30, 2024	**Ps. 630,316**	**1,009,757**	**Ps. 1,640,073**
Useful lives	**1 to 3 years**	**Up to 36 years**	

NOTE 14. GOVERNMENT BONDS AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Government bonds [1]	Ps. 25,078,357	Ps. 35,875,353
Less: current portion of Government Bonds, net of expected credit losses	25,078,357	14,740,032
Total long-term notes receivable	**Ps. —**	**Ps. 21,135,321**

(1)As of June 30, 2025 and December 31, 2024, includes an expected credit loss of Ps.2,582 and Ps.2,869, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the *Fondo Laboral Pemex* (Pemex Labor Fund, or "FOLAPE") for payments related to its pension and retirement plan obligations.

During the period from January 1 to June 30, 2025, interest income generated by the Government Bonds amounted to Ps.1,094,599, of which Petróleos Mexicanos received payments in the amount of Ps.1,152,297. During the period from January 1 to June 30, 2024, interest income generated by the Government Bonds amounted to Ps. 2,736,903, of which Petróleos Mexicanos received payments in the amount of Ps. 2,764,716.

110 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

As of June 30, 2025 and December 31, 2024, the Government Bonds consist of 2 and 5 series of development bonds (D Bonds, M Bonds and UDI Bonds) issued by the *Secretaría de Hacienda y Crédito Público* ("Ministry of Finance and Public Credit" or "SHCP") with maturities between 2025 and 2026, at nominal values of Ps. 25,013,334 and Ps.35,778,918, respectively.

As of June 30, 2025 and December 31, 2024, the fair value of the transferred assets was Ps. 25,082,674 and Ps. 35,279,002, respectively, and the fair value of the associated liabilities was Ps. 23,486,008 and Ps. 33,941,600, respectively, resulting in a net position of Ps. 1,596,666 and Ps. 1,337,402, respectively.

As of June 30, 2025 and December 31, 2024, the recorded liability was Ps. 23,539,197 (Ps. 23,457,436 of principal and Ps. 81,761 of interest) and Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest), respectively.

The roll-forward of the Government Bonds is as follows:

	As of June 30,	
	2025	**2024**
Balance as of the beginning of the year	Ps. 35,875,353	Ps. 64,132,418
Government Bonds collected [1]	(10,765,584)	(10,732,626)
Accrued interests	1,094,599	2,736,903
Interests received from bonds	(1,152,297)	(2,764,716)
Amortized cost	25,998	(79,616)
Reversal of impairment of bonds	288	947
Balance at the end of the period	**Ps. 25,078,357**	**Ps. 53,293,310**

[1] As of June 30, 2025 three series of Government Bonds were collected in February, April and June.

B. Other assets

As of June 30, 2025 and December 31, 2024, the balance of other assets was as follows:

	June 30, 2025	**December 31, 2024**
Restricted cash [1]	Ps. 18,437,522	Ps. 17,119,599
Other	4,882,834	4,657,144
Payments in advance [2]	4,124,774	4,029,445
Insurance	1,872,418	1,922,587
Total other assets	**Ps. 29,317,548**	**Ps. 27,728,775**

[1] As of June 30, 2025 and December 31, 2024, restricted cash mainly consists of collateral for a financing transaction maturing in November 2026, amounting to Ps.16,228,915 and Ps.14,972,193, respectively, as well as cash related to court-ordered seizures amounting to Ps.2,208,607 and Ps.2,417,406, respectively.
[2] Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

111 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 112 of 121 NOTE 15. DEBT The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps.143,403,700 and an external net debt up to U.S.$5,512,700. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2025. During the period from January 1 to June 30, 2025, PEMEX participated in the following financing activities: • On January 13, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,700,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 310 basis points, maturing in July 2025. • On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026. • On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026. • On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in August 2025. • On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in July 2025. • On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. The credit agreement is fully drawn. • On February 21, 2025, Petróleos Mexicanos drew U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026. • On February 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in September 2025. • On February 26, 2025, Petróleos Mexicanos entered into a Ps.1,000,000, promissory note bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On March 11, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in October 2025.

PEMEX Consolidated
Ticker: PEMEX Quarter: 2 Year: 2025

- On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available.

- On March 25, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in November 2025.

- On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026.

As of June 30, 2025, PEMEX had U.S.$5,738,000 and Ps.20,500,000 in credit lines in order to provide liquidity of which U.S.540,000 and Ps.7,500,000 were available.

As of December 31, 2024, the outstanding amount under PMI Trading's revolving credit line was U.S.$206,314. From January 1 to June 30, 2025, PMI Trading obtained U.S.$340,000 from its revolving credit line and repaid U.S.$400,000. As of June 30, 2025, the outstanding amount under this revolving credit line was U.S.$146,314 and the available amount was U.S.$83,686.

The following table presents the roll-forward of total debt of PEMEX for each of the six-month periods ended June 30, 2025 and 2024, which includes short and long-term debt:

	2025 [1]	2024 [1]
Changes in total debt:		
At the beginning of the year	Ps. 1,978,772,255	Ps. 1,794,470,357
Loans obtained - financing institutions	482,723,731	536,422,333
Debt payments	(494,440,865)	(620,190,507)
Accrued interest [2][3]	81,295,785	74,313,214
Interest (paid)	(80,348,383)	(70,733,122)
Foreign exchange	(101,650,766)	112,266,352
At the end of the period	**Ps. 1,866,351,757**	**Ps. 1,826,548,627**

[1] These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.
[2] During 2025, includes Ps. 637,892 of premiums and awards amortizations; Ps. (539,553) of fees and expenses related to the issuance of debt and amortized cost of Ps. 346,657.
[3] During 2024, includes Ps. 13,766 of premiums and awards amortizations; Ps. (310,228) of fees and expenses related to the issuance of debt and amortized cost of Ps. 1,236,004.

As of June 30, 2025 and 2024, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2025	2024
U.S. dollar	18.8928	18.3773
Japanese yen	0.1310	0.1143
Pounds sterling	25.9927	23.2399
Euro	22.1518	19.6747
Swiss francs	23.6426	20.4578
UDI	8.500847	8.128175

113 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 114 of 121 NOTE 16. PROVISIONS FOR SUNDRY CREDITORS At June 30, 2025, and December 31, 2024, the provisions for sundry creditors and others is as follows: June 30, 2025 December 31, 2024 Provision for plugging of wells (Note 12) Ps. 112,113,025 115,514,750 Provision for trails in process (Note 18) 35,777,544 13,186,811 Provision for environmental costs 11,275,051 9,134,000 Ps. 159,165,620 137,835,561 NOTE 17. EQUITY (DEFICIT) A. Certificates of Contribution “A” The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution “A” constitute permanent capital. For the six-month period ended June 30, 2025, Petróleos Mexicanos received Ps.94,538,938 in Certificates of Contribution “A” from the Mexican Government. During 2024, Petróleos Mexicanos received Ps.156,509,050 in Certificates of Contribution “A” from the Mexican Government. PEMEX’s Certificates of Contribution “A” are as follows: Amount Certificates of Contribution “A” as of December 31, 2023 Ps. 1,196,207,416 Increase in Certificates of Contribution “A” during 2024 156,509,050 Certificates of Contribution “A” as of December 31, 2024 Ps. 1,352,716,466 Increase in Certificates of Contribution “A” during 2025 94,538,938 Certificates of Contribution “A” as of June 30, 2025 Ps. 1,447,255,404 Mexican Government contributions made in the form of Certificates of Contribution “A” during the six-month period ended June 30, 2025 totaled Ps.94,538,938 and were designated for the strengthening of Petróleos Mexicanos’ financial position, as follows: Date Strengthening of financial position January 10, Ps. 20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 March 19, 19,284,494 April 21, 7,930,143 May 2, 2,905,392 June 2, 3,700,830 Total Ps. 94,538,938

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 115 of 121 B. Mexican Government contributions As of June 30, 2025 and December 31, 2024, there were no Mexican Government contributions apart from Certificates of Contribution “A”. C. Legal reserve Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company’s capital stock. As of June 30, 2025 and December 31, 2024, there were no changes to the legal reserve. D. Accumulated other comprehensive income (loss) As a result of the analysis of the discount rate related to the liability for employee benefits for the six-month period ended June 30, 2025, PEMEX recognized a net actuarial (loss) of Ps.(95,566,136) in other comprehensive income, related to retirement and post-employment benefit obligations. The variation related to retirement and post-employment benefits resulted from a decrease in the discount rate and plan asset rates from 11.28% as of December 31, 2024, to 10.30% as of June 30, 2025. For the six-month period ended June 30, 2024, PEMEX recognized net actuarial gains of Ps.131,130,474 in other comprehensive results, net of deferred income tax of Ps. 1,990,776 related to retirement and post-employment benefits. The gains resulted from an increase in discount and plan asset return rates, rising from 9.42% on December 31, 2023 to 10.41% on June 30, 2024. E. Accumulated deficit from prior years PEMEX has recorded negative earnings in the past several years. However, the Ley de Concursos Mercantiles (“Commercial Bankruptcy Law of Mexico”) is not applicable to Petróleos Mexicanos and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity. F. Uncertainty related to going concern The condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX’s ability to continue as a going concern exists. Facts and conditions PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX’s operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years. In 2024, certain ratings agencies downgraded PEMEX’s credit rating, mainly driven by concerns around its operating performance, liquidity and the Mexican Government’s ability and willingness to provide PEMEX with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government’s sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX’s new debt and contract renegotiations that PEMEX may carry out during 2025. These conditions have negatively impacted PEMEX’s financial performance and liquidity position.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 116 of 121 For the six-month periods ended June 30, 2025 and 2024 PEMEX recognized net income (loss) of Ps. 16,187,424 and Ps.(268,647,357), respectively. In addition, as of June 30, 2025 and December 31, 2024, PEMEX had a negative equity of Ps.(2,005,586,533), and Ps.(1,983,775,736), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps.754,861,217 and Ps.767,968,661, as of June 30, 2025 and December 31, 2024, respectively. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2025 authorized PEMEX to have a financial balance budget of Ps.248,722,000 and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps.245,388,650 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2025, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.529,461,787 as of June 30, 2025. The combined effect of the above-mentioned events indicates substantial doubt about PEMEX’s ability to continue as a going concern. Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022 was in effect for 2023 and 2024, and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024. Separately, the 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable by Petróleos Mexicanos into the Welfare Oil Duty, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. PEMEX is currently evaluating the economic nature of the welfare oil duty, which may result in a classification change in the Statement of Comprehensive Income in subsequent periods. The Mexican Government’s Federal Budget for 2025 includes Ps.136,210,300 for PEMEX to face its short-term liabilities, which will be received during 2025. Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.143,403,700 and U.S.$5,512,700), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 117 of 121 Prices of crude oil, natural gas and petroleum products remained volatile in 2025, similar to 2024, due to ongoing market conditions. If international values for the Mexican oil price were higher than the average price of U.S.$57.80 per barrel, which was the reference price used to prepare PEMEX’s financial balance for 2025, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. During the six-month period ended June 30, 2025, the average price of crude oil was U.S.$61.11 per barrel. Petróleos Mexicanos State-Owned Public Company is not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios. As a reference, PEMEX prepared its condensed consolidated interim financial statements as of June 30, 2025 and December 31, 2024 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as “non- controlling interest.” As of June 30, 2025 and December 31, 2024, non-controlling interest represented (losses) of Ps.(285,629) and Ps. (274,387), respectively, in PEMEX’s equity (deficit). NOTE 18. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these consolidated financial statements. As of June 30, 2025 and December 31, 2024, PEMEX had accrued a reserve of Ps. 35,777,544 and Ps. 13,186,811, respectively, for these contingent liabilities. As of June 30, 2025, the current status of the principal lawsuits in which PEMEX is involved is as follows: • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S.$193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 118 of 121 Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the Amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, the Superior Court ordered Pemex Exploration and Production to (i) pay U.S.$27,244 plus Value Tax Added (VTA); (ii) pay damages; (iii) refund the penalties applied for an amount of U.S.$4,143 plus VTA; (iv) refund the standby letter of credit for U.S.$13,975 and (v) payment of financial expenses. On August 27, 2024, the tax review was filed. An Amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 4, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense of the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, , the Superior Court published the notice to notify the resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary thickness offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On June 14, 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the suspension of the trial was decreed until the determination regarding the compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18- 01-7/1625/19-S1-05-04 becomes final. On February 17, 2025, a resolution was issued in the amparo trial 1560/2024-VIII of the index of the Juzgado Octavo de Distrito en Materia Administrativa del Primer Circuito (Eighth District Court in Administrative Matters of the First Circuit), promoted by Micro Smart Systems de México S. de R.L. de C.V., in which it was determined to deny the amparo against the act that he claimed from the Primera Sección de la Sala Superior del Tribunal Federal de Justicia Administrativa (First Section of the Superior Chamber of the Federal Court of Administrative Justice), consisting of the issuance of the resolution of September 10, 2024 issued in the nullity trial 752/17-18-01-7/1625/19-S1-05-

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 119 of 121 04, in which the judgment was considered complied with since the contested settlement act was annulled and a new one was issued, in which the effects established in the nullity judgment were taken into consideration. On March 11, 2025, a resolution was issued within the trial of guarantees 1560/2025-VIII of the index of the Juzgado Octavo de Distrito en Materia Administrativa del Primer Circuito (Eighth District Court in Administrative Matters of the First Circuit) in which the appeal for review by Micro Smart Systems de México S. de R.L. de C.V. was filed. By resolution dated April 3,2025, the First Section of the Superior Chamber, ruled that it will await the resolution of the judgment dated September 10, 2024 (the challenged act in amparo proceeding 1560/2024-VIII, on the index of the Eighth District Court for Administrative Matters of the First Circuit, filed by Micro Smart System de México, S.A.), to lift the suspension decreed by the resolution dated September 4, 2024, and to be in a position to issue the final ruling. By resolution dated April 21, 2025, issued by the Twenty-Fourth Administrative Joint Court of the First Circuit, the ancillary appeal for review filed by Pemex Exploration and Production was admitted. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • Constructora Norberto Odebrecht, S.A de C.V. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S.$113,582 and Ps.14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. Through an appearance minute of February 2, 2024, the independent expert in accounting matters accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court attract this claim. On May 2, 2024, the Superior Court issued a resolution ordered to request the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2,2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. By resolution of February 28, 2025, the investigation was declared concluded, and the records were sent to the Pleno de la Sala Superior (Plenary of the Superior Chamber) for the issuance of the judgment. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps.5,852,222, seeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months of January to December 2017 for an amount of Ps.8,349,608, seeking that this resolution be declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On October 16, 2024, the Ministry of the International Chamber of Commerce notified Pemex Exploration and Production regarding the arbitration claim ICC 28949/PDP filled by HOKCHI ENERGY, S.A. DE C.V. This claim pertains to a breach of the oil sale and purchase agreement PEP-PCP-R01.L02.AC2-PET24-2019 and the gas sale and purchase agreement PEP-PCP- R1.2A2-GAS-23-2019, claiming an amount of U.S.$272,624. On December 4, 2024, the International Court of Arbitration granted the co-arbitrators 30 days to appoint the President of the Tribunal. Pemex Exploration and Production submitted its response to the arbitration request on December 6, 2024. On December 31, the parties agreed on the appointment of the presiding co-arbitrator, who will be officially notified to the International Chamber of Commerce. On March 18, 2025, HOKCHI ENERGY, S.A. DE C.V. submitted a request for precautionary measures against Pemex Exploration and Production

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 120 of 121 under Article 28(1) of the ICC Regulations. In response, Pemex Exploration and Production filed an answer to the request on March 28, 2025. A hearing regarding these precautionary measures is scheduled for April 4, 2025. On May 7, 2025, PEMEX and HOKCHI ENERGY, S.A. de C.V. entered into a settlement agreement, agreeing on a payment plan to fulfill the payment obligation. A joint brief was filed requesting that the arbitral tribunal issue a declaration suspending the proceedings, including the execution of the interim injunction. On May 9, 2025, the Arbitral Tribunal issued Procedural Order No. 4, in which it ordered the stay of the proceedings at the request of the parties. On May 12, 2025, the Amendment Agreement to the Settlement Agreement was executed, and the first payment of US$97,658 was made. The next payment is due on July 14, 2025. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is still pending. • On March 7, 2025, Pemex Logistics and PMI SP, filed their response to the Request for Arbitration submitted by MONTERRA ENERGY, S. DE R.L. DE C.V., identified with the number CCI 29125/PDP, stems from and alleges breach of contract, regarding various conditions precedent, including capital contributions and the purchase and sale of shares to acquire a Hydrocarbon Storage Terminal in Tuxpan Veracruz, for an amount of Ps.6,010,259. The deadline granted by the Court Secretariat for the nominated Co-Arbitrators to appoint the president of the arbitral tribunal on or before March 26, 2025, is currently running. The drafting of the Terms of Reference and the holding of the Conference on the Conduct of Proceedings are pending. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • On June 17, 2025, COMPAÑÍA MINERA SAN ALEJANDRO, S.A. de C.V. filed a civil lawsuit against Petróleos Mexicanos seeking indemnification for subjective civil liability arising from the alleged breach of Preparatory Contract PM-2019-004. The ordinary civil action, docketed as case 2065/2025, was filed before the Fourteenth District Court for Civil Matters in Mexico City. The plaintiff also claimed damages in the amount of Ps.7,316,929 for equipment maintenance costs, as well as other resources and expenses incurred during the contractual period, and an additional Ps.2,353,719 for loss of fair profit. On June 20, 2025, PEMEX submitted its response to the claim, denying liability and raising exceptions and defenses. On June 24, 2025, following a hearing with the opposing party, the claim was deemed answered. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these consolidated financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. NOTE 19. SUBSEQUENT EVENTS A. Recent financing activities During the period from July 1 to July 18, 2025, PEMEX did not carry out any financing activities. As of June 30, 2025, the outstanding amount under the PMI Trading revolving credit line was U.S.$146,314. Between July 1 to July 18, 2025, PMI Trading obtained U.S.$60,000 from its revolving credit line. As of July 18, 2025, the outstanding amount under this revolving credit line was U.S.$206,314. The available amount under this revolving credit lines was U.S.$23,686 as of July 18, 2025. As of July 18, 2025, PEMEX had U.S.$5,738,000 and Ps.20,500,000 in available credit lines in order to provide liquidity, of which U.S.$540,000 and Ps.7,500,000 are available. B. Exchange rates and crude oil prices As of July 18, 2025, the Mexican peso-U.S. dollar exchange rate was Ps. 18.7178 per U.S. dollar, which represents a 0.9% appreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of June 30, 2025, which was Ps.

PEMEX Consolidated Ticker: PEMEX Quarter: 2 Year: 2025 121 of 121 18.8928 per U.S. dollar. This decrease in U.S. dollar exchange rate, has led to an estimated gain of Ps.14,952,063 in PEMEX’s foreign exchange gains as of July 18, 2025. As of July 18, 2025, the weighted average price of the crude oil exported by PEMEX was U.S.$63.67 per barrel. This represents a price increase of approximately 4.2% as compared to the average price as of June 30, 2025, which was U.S.$61.11 per barrel. C. Contributions from the Mexican Government During the period from July 1 to July 18, 2025, the Mexican Government made contributions to Petróleos Mexicanos through the Ministry of Energy in the amount of Ps.5,256,579 to strengthen its financial position. Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0